As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333- 174501

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA FILMS TECHNOLOGY INC.

 (Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

3081

(Primary Standard Industrial Classification Code Number)

90-0707608

 (IRS Employer Identification No.)

Yunmeng Economic and Technological Development Zone

Firsta Road

Yunmeng County, Hubei Province

People’s Republic of China 432500

Telephone: 086 0712 4326146

Facsimile: 086 0712 4338866

(Address and telephone number of registrant’s principal executive offices)

__________________________

Peter J. Gennuso, Esq.,

Thompson Hine, LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

Telephone (212) 344-5680

Facsimile (212) 344-6101

 (Name, address and telephone number of agent for service)

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [ ]

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company:

Large accelerated filer [ ]     Accelerated Filer [ ]      Non-accelerated filer   [ ]     Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	Registered (1)	offering price per share (3)	aggregate offering price	registration fee

Common stock, par value $0.0001	5,400,000 Shares (2)	$1.00	$5,400,000	$618.84

(1)        In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of additional shares of common stock that may be issued and resold pursuant to stock splits, stock dividends, recapitalization and other similar transactions.

(2)        The shares of our common stock being registered hereunder are being registered for sale by the selling shareholders named in the prospectus.

 (3)           There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

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The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  PRELIMINARY PROSPECTUS          Subject to Completion, Dated: _____________, 2012

China Films Technology Inc.

5,400,000 Shares of Common Stock

-----------------------------------------------------------------------------

This prospectus (“Prospectus”) relates to the resale by the selling shareholders (the “Selling Shareholders”) of up to 5,400,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of China Films Technology Inc., a Nevada corporation (“China Films”, “we”, “us”, “our”, the “Company”).

We will pay the expenses of registering these shares, which we estimated to be $618.84. We will not receive any proceeds from sales of shares of our Common Stock by the Selling Shareholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Shareholders. The Selling Shareholders’ shares may be offered from time to time by the Selling Shareholders, their pledges, donees, transferees, assignees and/or successors-in-interest, after the effective date of this prospectus in negotiated transactions or otherwise, at a fixed price of [$1.00] per share and thereafter at market prices prevailing at the time of sale or at privately negotiated prices.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market or NYSE Amex LLC. Subsequent to the initial filing date of this registration statement on Form S-1, in which this Prospectus is included, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the-Counter Bulletin Board (“OTC-BB”) quotation system.  No assurance can be made, however, that we will be able to locate a market maker to submit such application or that such application will be approved.

China Films Technology Inc. is a flexible film producer in the People’s Republic of China (“PRC”). We are principally engaged in the research and development, product design, manufacture, quality assurance, sales and distribution of high quality plastic film products in China.

BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 9.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities division has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our securities are not currently listed on any exchange. Immediately following the effectiveness of this registration statement of which this prospectus is a part, we plan to contact a market maker to apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB); however, we cannot guarantee that our application will be accepted or approved. As of the date of this filing, there have been no discussions or understandings between us, or anyone acting on our behalf, with any market maker regarding participation in a future listing of our securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated ___________, 2012

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TABLE OF CONTENTS
Page No.
SUMMARY OF PROSPECTUS	5
General Information about Our Company	5
The Offering	8

RISK FACTORS	9

RISKS ASSOCIATED WITH OUR COMPANY	9

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA	18

RISKS ASSOCIATED WITH OUR COMMON STOCK	24

USE OF PROCEEDS	28

SHARES ELIGIBLE FOR RESALE	29

DETERMINATION OF OFFERING PRICE	29

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	29

EXCHANGE RATE INFORMATION	30

MARKET FOR COMMON STOCK	30

SELLING STOCKHOLDERS	31

PLAN OF DISTRIBUTION	32

DESCRIPTION OF SECURITIES	34

INTEREST OF NAMED EXPERTS AND COUNSEL	35

DESCRIPTION OF BUSINESS	35

DESCRIPTION OF PROPERTY	49

INSURANCE	50

LEGAL PROCEEDINGS	50

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	50

FINANCIAL STATEMENTS	52

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	53

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES	71

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	71

EXECUTIVE COMPENSATION	74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	78

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	79

AVAILABLE INFORMATION	80

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	60

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You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  No selling shareholder is offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

SUMMARY OF PROSPECTUS

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 9.

In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” “CFTI” and the “Company” are to China Films Technology Inc. “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

General Information about Our Company

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations in Hubei Province in the People’s Republic of China. On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), a British Virgin Islands holding company , whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States ( “Exchange Transaction”) . These shares were issued in reliance upon the exemption provided under Regulation S of the Securities Act of 1933, as amended . As a result of the share exchange transaction, Expressco became our wholly-owned subsidiary with operation conducted through Yunmeng Debang Industrial Company Limited (“YDIC”), its indirect subsidiary in PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

China Films Technology Inc. is a flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films and specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider and plan to deliver customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We will provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

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Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC with a total land area of 11,729.20 sq. meters and 163 employees. We currently operate one automated Brückner-made BOPET production line with a designed annual capacity of 15,000 tons to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. Brückner is one of the top manufacturers of world-advanced BOPET machines and equipment. We commenced our BOPET film trial production in May 2009 after installation of the BOPET production line.

Our Industry

According to an industry report published in 2009 by the U.S. Flexible Packaging Association, global packaging industry is estimated to be $505 billion, in which Western Europe and North America accounting for a majority of the world’s flexible packaging demand at 28% and 27%, respectively. Global flexible packaging market, being one of the fast-growing sectors, is estimated to be $52.2 billion with North America as the largest market, accounting for 32% of the market, followed by Europe (32%), Asia Pacific (28%), and Latin America (5%). The report also details that the two largest material segments of the global packaging industry are plastics (37%), and paper & board (36%). It is forecast that the U.S. flexible packaging industry will continue to produce outstanding packaging solutions for multiple products and uses and innovation will continue to drive the growth of the $25.9 billion flexible packaging industry.

Flexible packaging refers to bags, envelopes, pouches, sachets, wraps, etc., made of easily yielding materials such as film, foil, or paper sheeting which, when filled and sealed, acquires pliable shape. The flexible packaging industry experienced an estimated annual growth rate of 1.5% in 2007 and 2008, and has grown at a compound average growth rate (“CAGR”) of 3.4% from 1998 to 2008. Flexible packaging converters' expectations for the next three to five years are positive with revenue projected to increase slightly more than 3%, and volume to grow by approximately 3% per year.  Flexible packaging industry in China has been developing rapidly in recent years for two major reasons.   Firstly, the enormous consumer capacity, brought about by the fast-growing Chinese economy; and secondly, the great leaps in production technologies made by the industry players as a whole.

BOPET, PET and BOPP are the raw materials suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. Improvement in production techniques in recent decade has widened the scope of applications for PET in areas like synthetic fiber, film, bottle, etc. BOPET film is recyclable and environmental friendly, and is widely used in optical and packaging areas. With excellent physical and chemical characteristics and properties, demand for BOPET has been growing substantially over the past ten years.

According to a research reported by PCI Films Consulting Ltd. (“PCI”), a consulting firm in the United Kingdom specialized in petrochemicals industry, the world’s BOPET film demand has grown by an average annual rate of 7.2% since 2004 and reached an estimated 2.4 million tons in 2009. The Central and East Asian region, which includes South Korea, Japan and China, remains the world’s largest producer and consumer of BOPET films accounting for 51% of total demand. Flexible packaging applications for BOPET film now account for 51% of world demand. Bouncing back from recessionary downturns in the world market in 2008 / 2009, the thin film market is expected to grow at an average rate of 9.2% per annum, over the next five years. BOPET film producers have invested in capacity to keep pace with demand growth and increased by 53% the size of the industry since 2004. New applications for BOPET films have emerged in recent years and will continue to drive growth at above average rates for the market as a whole. According to the forecasts of PCI, world demand for BOPET films will continue to grow by an average of 8.6% per annum to reach 3.7 million tons by 2014. Growth in Asian demand is expected to account for almost 80% of world growth over the next five years. Capacity additions announced and expected, will expand the world BOPET film industry by another 38% over the next five years with Chinese producers accounting for one third of the expected increases but thin film supplies will still be short.

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 Our Competitive Strengths

We believe the following strengths have contributed to our success as a flexible film producer and differentiate us from our competitors:

-	We have an established brand name for quality film products in the PRC.

-	We have an experienced management team with extensive industry experience.

-	We are equipped with the R&D expertise in BOPET technologies.

Corporate History and Structure

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011.  The Company was originally incorporated under the name Debang Industrial Co. and on April 25, 2011 we changed the Company’s name to China Films Technology Inc. On April 30, 2011, we entered into the Exchange Transaction with the shareholders of Expressco, whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued in reliance with exemption provided under Regulation S of the Securities Act of 1933 . As a result of the merger, Expressco became our wholly-owned operating subsidiary in the PRC. Pursuant to the Exchange Transaction, the company did not receive any consideration for the Espressco shares. The Company’s former holding Company, Hubei Shihong Material Science and Technology Co., Ltd., is controlled by our Chairman, Zhian Zhang.

Expressco was incorporated in the British Virgin Islands on January 4, 2010 as a limited liability company for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company. HLEL holds 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”), which is a wholly foreign-owned enterprise under the laws of the People’s Republic of China and was incorporated on April 6, 2008. On March 29, 2011, Expressco acquired through the HLEL, all the of equity shares of YDIC. YDIC holds our licenses, intellectual properties and operations in the PRC.

The following diagram illustrates our current corporate structure:

China Films Technology Inc.
(Nevada)
100%
Expressco Investment Holdings Ltd.
(British Virgin Islands)
100%
Huge Life Enterprises Ltd.
(Hong Kong)
Outside China
100%
Inside China
Yunneng Debang Industrial Co., Ltd.
(PRC)

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Corporate Information

Our principal executive office is located at Yunmeng Economic and Technological Development Zone, Firsta Road, Yunmeng County, Hubei Province, PRC 432500. Our telephone number at this address is +86 0712-4326146.  Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.debangtech.com. The information contained on our website is not a part of this prospectus.

The Offering

Following is a brief summary of this offering.  Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Common stock outstanding prior to the offering:	58,400,000

Common stock offered by the selling shareholders:	5,400,000

Common stock outstanding immediately following the offering:	58,400,000

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude when all of the 5,400,000 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. We also may terminate the offering for no reason whatsoever.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock.  The Selling Shareholders named herein will receive all proceeds from the sale of the shares of our Common Stock in this offering. Please see “Selling Shareholders” beginning on page 25.

Market for Common Stock	There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to try to identify a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. In order for such applicable to be accepted, we will have to satisfy certain criteria in order for our common stock to be quoted on the Over-the-Counter Bulletin Board. We currently have no market maker that is willing to list quotations for our stock. There is no assurance that a market maker will be willing to quote our stock, that the Financial Industry Regulatory Authority or FINRA will approve such application, that a trading market will develop, or, if developed, that it will be sustained.

Dividend Policy	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Risk Factors:	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

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RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

We are subject to a going concern opinion from our independent auditors

Our independent auditors have added an explanatory paragraph to their audit issued in connection with the audited financial statements for the period ended December 31, 2010 relative to our ability to continue as a going concern.  We had a working capital deficit of $9,435,848 as at December 31, 2010. Because our auditors have issued a going concern opinion, it means there is substantial uncertainty we will continue operations in which case you could lose your investment.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. As such we may have to cease operations and investors could lose their entire investment.

An increase in the prices of raw materials will lead to increased costs and may adversely affect our profit margins if we are unable to pass on such increases in costs to our customers

The main raw materials used in our production of BOPET film are polyethylene terephthalate (or PET) resin and additives, which respectively made up approximately 86.8% and 13.2% of our total cost of raw materials.

The PET resin is currently used as a raw material in China’s textile industry, and the market prices of PET resin may fluctuate due to changes in supply and demand conditions in that industry. Any sudden shortage of supply or significant increase in demand, of PET resin and additives may result in higher market prices and thereby increase our cost of sales. The prices of PET resin and additives are, to a certain extent, affected by the price movement of crude oil.

However, the price of our major raw materials, PET resin, which are widely used in the textile industry in China, has not increased in line with the rising crude oil prices due to the dampened demand for PET resin from textile manufacturers in China as a result of the anti-dumping policy exerted by the US and European countries. There has been virtually no warning of these significant price spikes, and our ability to hedge against these fluctuations by either entering into long-term supply contracts or otherwise offsetting our exposure to these commodity price variations has been extremely limited. We currently have no hedging transactions in place with respect to PET resin or any other petroleum product.

If there is a significant increase in the cost of our raw materials and we are unable to pass on such increase to our customers on a timely basis or at all, our profit margins and results of operations will be adversely affected.

We are dependent on the principal supplier to provide us with the raw material necessary to produce our product, if we are unable to obtain sufficient and adequate supply from the principal supplier, our ability to operate our business may be harmed

Our principal supplier is Sinopec Yizheng Chemical Fiber Co., Ltd. We depend on the principal supplier to supply us resin for BOPET film. We have a yearly contract with our principal supplier. Any disruption in the production of our supplier, or loss of the principal supplier because of disagreement in contractual relationship or any other reasons, may adversely affect our operation and production of BOPET film.

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Rising Competition may materially affect our operation and financial conditions

We operate in a highly competitive and rapidly evolving field, and new developments are expected to continue at a rapid pace. Competitors may succeed by expanding their capacity or succeed in developing products that are more efficient, easier to use or less expensive than those which have been or are being developed by us that would render our technology and products obsolete and non-competitive. Any of these actions by our competitors could adversely affect our sales.

Additionally, several companies are developing similar and substitute products to address the same packaging field that we are targeting. These competitors may have greater financial and technical resources, productivity and marketing capabilities and facilities, and human resources, or they may have a better quality of products, service, and production cycle. The competition from these competitors may adversely affect our business.

An increase in competition could result in material selling price reductions or loss of our market share, which could have an adverse material impact on our operation and financial conditions.

Entry of new BOPET producers in the PRC may increase the supply of, and decrease the prices of, BOPET film in the industry, and hence lead to a decline in our profit margins

We believe that we are currently one of the few producers of BOPET film in the PRC with research and development capability and our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry, whether as a result of increased access to the production technology of BOPET film or otherwise. Accordingly, we may experience increased competition and the entry of new BOPET producers will also lead to an increase in the industry supply of BOPET film resulting in more competitive pricing. We believe that our major competitors in the BOPET manufacturing market in the PRC are Dupont Hongji Films Foshan Co., Ltd, Zhejiang Ouya Film Co., Ltd, Fuwei (Shandong) Film Co., Ltd. and Yihua Toray Polyester Film Co., Ltd. We may have to price our products in response to competitive market conditions and this may lead to a decline in our profit margins. In the event that we are unable to compete successfully or retain effective control over the pricing of our products, our profit margins will decrease and, our revenues and net income may also decrease.

In addition, China has gradually lifted its import restrictions, lowered import tariffs and relaxed foreign investment restrictions after its entry into the World Trade Organization in December 2001. This can lead to increased competition from foreign companies in our industry, some of which are significantly larger and financially stronger than us. If we fail to compete effectively with these companies in the future, our current business and future growth potential would be adversely affected.

A significant portion of our revenue is derived from the flexible packaging industry in the PRC relating to the packaging of products in different industries

A significant portion of our revenue is currently derived from the production and sale of BOPET films. Our film products are largely used for the packaging in different industries like tobacco, cosmetics and pharmaceuticals, etc.  The demand for our film products is therefore indirectly affected by the demand in these industries.

Any decrease in the demand for our BOPET film will significantly affect our financial performance. Although demand for our BOPET film for packaging of pharmaceutical products, cosmetics, tobacco and alcohol has gradually been increasing, any unexpected decrease in demand of these products could result in a decline in the sales of our products and adversely impact our financial condition, business and operation.

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We rely on key managerial and technical personnel and failure to attract or retain such personnel may compromise our ability to develop new products and to effectively carry on our research and development and other efforts

Our success to date has been largely attributable to the contributions of key management and experienced personnel, particularly Yongsheng Yang, our Chairman and Chief Executive Officer and Keng Swee Goh, our Chief Financial Officer. The loss of the services of Mr. Yang or Mr. Goh might impede the achievements of our development objectives and might damage the close business relationship we currently enjoy with some of our larger customers. We currently have employment agreements with our Chief Executive Officer or our Chief Financial Officer. Our continued success is dependent, to a large extent, on our ability to attract or retain the services of these key personnel. We do not currently maintain key man insurance for any of our directors or officers.

Marketability of any of our new products is uncertain and low acceptance levels of any of our new products will adversely affect our revenue and profitability

The development of our products is based upon a complex technology, and requires significant time and expertise in order to meet industry standards and customers’ specifications. Although we have developed products that meet customers’ requirements in the past, there is no assurance that any of our research and development efforts will necessarily lead to any new or enhanced products or generate sufficient market share to justify commercialization. We must continually improve our current products and develop and introduce new or enhanced products that address the requirements of our customers and are competitive in terms of functionality, performance, quality and price in order to maintain and increase our market share. If our new products are unable to gain market acceptance, we would be forced to write-off the related inventory and would not be able to generate future revenue from our investment in research and development. In such event, we would be unable to increase our market share and achieve and sustain profitability. Our failure to further refine our technology and develop and introduce new products attractive to the market could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

Our anti-counterfeit technology may not satisfy the changing needs of our customers

With any anti-counterfeit product authentication technology, including the technology of our current and proposed products, there are risks that the technology may not successfully address all of our customers’ needs.

While we have already established successful relationships with Chinese customers with regard to our products, our customers’ ultimate needs may change or vary, thus introducing variables which may affect the ability of our proposed products to address all of our customers’ ultimate technology needs in an economically feasible manner.

Our growth strategy and future success depends upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

·	accurate technology and product selection;

·	timely and efficient completion of product design and treatment;

·	timely and efficient implementation of manufacturing processes;

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·	product performance; and

·	product support and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technological trends in the industries in which we operate.

We may not be able to keep pace with rapid technological changes in the anti-counterfeit product industry

The anti-counterfeit product authentication industry is a relatively new industry and market, especially in China and other parts of Asia, and continues to evolve in terms of customer/market needs, applications, and technology. We believe we have hired or engaged personnel and outside consultants who have experience and are recognized within the industry to be experts in the anti-counterfeit product authentication industry. With respect to technology, while we continue to seek out and develop “next generation” technology through acquisition, strategic partnerships, and our own R&D, there is no guarantee that we will be able to keep pace with technological developments and market demands in this evolving industry and market. Technological changes, process improvements, or operating improvements that could adversely affect us include:

·	development of new technologies by our competitors or counterfeiters;

·	changes in product requirements of our customers; and

·	improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to R&D, or our R&D efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially affected.

We have, in the past, experienced and may, from time to time, experience negative working capital and we face risks associated with debt financing (including exposure to variation in interest rates)

We have a negative working capital of $15,623,593 as at September 30, 2011.  Our total short-term bank borrowing as of September 30, 2011 was $27,336,062, which excludes $4,686,182 as current portion of long-term bank borrowings.  In the event that we default on all expired indebtedness, our lenders could foreclose on our assets. In the event that our assets are foreclosed upon, we will not be able to continue to operate our business.  Our obligations under our existing loans have been mainly met through the cash flow from our operations and our financing activities. We are subject to risks normally associated with debt financing, including the risk of significant increases in interest rates and the risk that our cash flow will be insufficient to meet required payment of principal and interest. In the past, cash flows from operations have been sufficient to meet payment obligations. There is however, no assurance that we will be able to continue to do so in the future. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows. In such event, we may consider additional bank loans, issuing bonds, or other forms of financing to satisfy our capital requirements. If any of the aforesaid events occur and we are unable for any reason to raise additional capital, debt or other financing to meet our working capital requirements, our business, operating results, liquidity and financial position will be adversely affected. For example, if we fail to get appropriate financing, it will negatively impact the investment in and the production of our new production line. In addition, if we do not obtain financing or have negative working capital, there is a possibility that we may not be able to perform our contracts with our suppliers as a result of our inability to pay them back. The foregoing factors may have an adverse effect on our operation.

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We depend on management’s ability to continue to loan the company money

Currently we have notes and loans owed to related companies. The Company was set up with minimum investment and most of the capital expenditure and working capital were funded by bank loans and advances from a related company, Hubei Shihong Material Science and Technology Co., Ltd. If the management and those related companies fails to or refuses to continue loan the Company money, our ability to continue as a going concern and our operation of business may be adversely affected.

We may lose our competitive advantage and our operations may suffer if we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property

We have applied for patents in respect of some of our processes, technologies and systems used in our business and these are pending approvals from the relevant PRC authorities. We may not be able to successfully obtain the approvals of the PRC authorities for our patent applications. Furthermore, third parties may assert claims to our proprietary processes, technologies and systems. These proprietary processes, technologies and systems are important to our business as they allow us to maintain our competitive edge over our competitors.

Our ability to compete in our markets and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

We rely on trade secrets and registered patents and trademarks to protect our intellectual property. We have also entered into confidentiality agreements with our management and employees relating to our confidential proprietary information. However, the protection of our intellectual properties may be compromised as a result of:

·	departure of any of our management members or employees in possession of our confidential proprietary information;

·	breach by such departing management member or employee of his or her confidentiality and non-disclosure undertaking to us;

·	expiration of the protection period of our registered patents or trademarks;

·	infringement by others of our proprietary technology and intellectual property rights; or

·	refusal by relevant regulatory authorities to approve our patent or trademark applications.

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Any of these events or occurrences may reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. The measures that we have put in place to protect our intellectual property rights will be sufficient. As the number of patents, trademarks, copyrights and other intellectual property rights in our industry increases and as the coverage of these rights and the functionality of the products in the market further overlap, business entities in our industry may face more frequent infringement claims. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are unable to successfully defend our intellectual property rights, we may lose rights to technology that we need to conduct and develop our business. This will seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Furthermore, if third parties claim that our products infringe their patents or other intellectual property rights, we may be required to devote substantial resources to defending against such claims. If we are unsuccessful in defending against such infringement claims, we may be required to pay damages, modify our products or suspend the production and sale of such products. There is a risk that we are unable to modify our products on commercially reasonable terms.

We may incur capital expenditures in the future in connection with our growth plans and therefore may require additional financing

To expand our business, we will need to increase our production capacities which will require substantial capital expenditures. Such expenditures are likely to be incurred in advance of any increase in sales. We cannot assure you that our revenue will increase after such capital expenditures are incurred as this will depend on, among other factors, our ability to maintain or achieve high capacity utilization rates. Any failure to increase our revenue after incurring capital expenditures to expand production capacity will reduce our profitability.

In addition, we may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to our shareholders. Additional debt financing may be required which, if obtained, may:

·	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

·	increase our vulnerability to general adverse economic and industry conditions;

·	limit our ability to pursue our growth plan;

· require us to dedicate a substantial portion of our cash flow from operations as payment for our debt, thereby reducing availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and/or

·	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us, if at all.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales

Our BOPET film products are manufactured solely at our production facility located in Yunmeng County Economic and Technological Development Zone in the PRC. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production of BOPET film. Though our building, machinery and raw materials are currently insured, we could still incur liabilities that could reduce or eliminate the funds available for product development, or result in a loss of equipment and properties due to any possible calamity incurred.

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We have long accounts receivable cycles and our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen

Our revenues primarily consist of the sale of our BOPET film products. We recognize revenues from the sale of our products when significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognized if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods, or when the amount of revenue and costs incurred or to be incurred in respect of the transaction cannot be measured reliably.

However, we generally offer our customers in the PRC credit terms of up to 45 days. Our international sales are usually settled via letters of credit, which generally have payment terms of between 30 and 60 days.

While we permit our customers to pay in installments, our customers sometimes do not pay their installments as they come due and, in light of our need to maintain an ongoing relationship with these customers, it is difficult for us to improve their payment patterns.

We cannot assure you that our past allowance practices will not change in the future or that our allowance will be sufficient to cover defaults in our accounts receivable. Our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen.

We are subject to the many risks of doing business internationally, including but not limited to the difficulty of enforcing liabilities in foreign jurisdictions

We are a Nevada corporation and, as such, are subject to the jurisdiction of the State of Nevada and the United States courts for purposes of any lawsuit, action or proceeding by investors. An investor would have the ability to effect service of process in any action against the Company within the United States. In addition, we are registered as a foreign corporation doing business in Hubei Province, PRC, and as such, are subject to the local laws of Hubei Province governing an investor’s ability to bring actions in foreign courts and enforce liabilities against a foreign private issuer, or any person, based on U.S. federal securities laws. Generally, a final and conclusive judgment obtained by investors in U.S. courts would be recognized and enforceable against us in the Hubei Province courts having jurisdiction without re-examination of the merits of the case.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management

All of our current operations are conducted in the PRC and all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent

Because all of our assets are located in the PRC, they may be outside of the jurisdiction of U.S. courts to administer if we become subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy.

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All of our assets are located in China and all of our revenues are derived from our operations in China. As a result, any changes in the political climate and/or economic policies of the PRC government could have a significant impact upon our current and proposed future business operations in the PRC and our results of operations and financial condition

Our business operations may be adversely affected by the current and future political and economic environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since the late 1970s. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to successfully operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization; however, if the PRC significantly alters any of its current policies, with or without notice, it could have a substantial adverse effect on our results of operations and financial condition and could result in a total loss of any investment you make in our shares.

Our principal stockholders, who are also officers and directors of our Company, may have conflicts of interest which may not always be resolved favorably to our Company and our other stockholders

We operate our businesses in China through YDIC, which is a wholly-owned subsidiary of the Company. Our Chairman, Mr. Zhian Zhang, holds 21.6% of the Company. Our CEO, Mr. Yongsheng Yang, holds 3.08% of the Company, and our CFO, Mr. Keng Swee Goh, holds 0.17% of the Company. Conflicts of interests between their duties to us and to YDIC may arise. We cannot assure you that if and when conflicts of interest arise, they will act in the best interests of our Company, or that any conflict of interest will be resolved in our favor. These conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

As of the date of this prospectus, Mr. Zhang, our Chairman of the Board, owns 21.6% of the Company’s outstanding stock. As such, there may be a potential conflict of interest between his dual roles of owning a controlling position in the Company and being the Company’s Chairman of the Board. We cannot assure you that when conflicts of interest arise, Mr. Zhang will act in our best interests or that conflicts of interest will be resolved in our favor or in favor of our shareholders. In addition, if we cannot resolve any conflicts of interest or disputes between us and Mr. Zhang, we would have to rely on legal proceedings, which would be a burden to our resources and could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us.  Our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to 2010. We have no control over whether our employees or other agents will or will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

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The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

We conduct substantially all of our business through our operating subsidiary in China. Our operating subsidiary is generally subject to laws and regulations applicable to foreign investments in China, in particular, laws applicable to foreign-invested enterprises. See “Risks Associated with Doing Business In China – Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our operating PRC subsidiary, limit our PRC subsidiary’ ability to distribute profits to us or otherwise materially adversely affect us.” Also see “Risks Associated with Doing Business in China – We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

The PRC’s legal system is a civil law system based on written statutes, in which system-decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and/or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties that are unclear at this time. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a “foreign persons” or “foreign funded” enterprise under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of any PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

·	levying fines;

·	revoking our business and other licenses;

·	requiring that we restructure our ownership or operations; and/or

·	requiring that we discontinue any portion or all of our business operations in the PRC.

Any of these actions could cause significant disruption to our business operations.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of

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account and corporate records and instituting business practices that meet Western standards for foreign subsidiaries. As a result, we may experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This could result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Changes in interest rates could negatively impact our results of operations, stockholders’ equity (deficit) and fair value of net assets

Our investment activities and credit guarantee activities expose us to interest rate and other market risks. Changes in interest rates, up or down, could adversely affect our net interest yield. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, either can rise or fall faster than the other, causing our net interest yield to expand or compress. For example, due to the timing of maturities or rate reset dates on variable-rate instruments, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets. This rate change could cause our net interest yield to compress until the effect of the increase is fully reflected in asset yields. Changes in the slope of the yield curve could also reduce our net interest yield.

Interest rates can fluctuate for a number of reasons, including changes in the fiscal and monetary policies of the federal government and its agencies, such as the Federal Reserve. Federal Reserve policies directly and indirectly influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. The availability of derivative financial instruments (such as options and interest rate and foreign currency swaps) from acceptable counterparties of the types and in the quantities needed could also affect our ability to effectively manage the risks related to our investment funding. Our strategies and efforts to manage our exposures to these risks may not be effective in the future, which could negatively impact our results of operations and the price of our common stock.

RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA:

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business

We conduct substantially all of our operations and generate all of our revenues in China. Accordingly, our business, financial condition, results of operations and future revenue prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

• the higher level of government involvement;

• the early stage of development of the market-oriented sector of the economy;

• the rapid growth rate;

• the higher level of control over foreign exchange; and

• the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

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Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of security and surveillance investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

The PRC government exerts substantial influence over the manner in which we conduct our business activities

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and any number of other unknown matters. The PRC central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or different interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, or particular regions in China, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures. Any of these actions by the PRC government would severely and negatively impact our business operations and resulting revenues, which could result in a total loss of any investment you make in our shares.

Future inflation in China may inhibit economic activity and adversely affect our operations

The Chinese economy has experienced periods of rapid expansion in recent years which has led to high rates of inflation and deflation.  This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China.  Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect our business operations.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the "current account," which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, the PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

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Foreign exchange transactions by PRC operating subsidiary under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiary borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect the PRC operating subsidiary’s ability to obtain foreign exchange through debt or equity financing, which could limit our business operations and impact our future revenues and financial condition.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into the operating our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice, which requires PRC residents to register with the competent local SAFE branch before using onshore assets or equity interests held by them to establish offshore special purpose companies, or SPVs, for the purpose of overseas equity financing. Under the SAFE Notice, such PRC residents must also file amendments to their registration in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Moreover, if the SPVs were established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC resident stockholder of any SPV fails to make the required SAFE registration and amended registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV. Failure to comply with the SAFE registration and amendment requirements described above could also result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited

We have no direct business operations, other than our ownership of our subsidiaries. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make the payment of dividends to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

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We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under these new M&A regulations. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the new M&A regulations in a manner different from our understanding of such regulations, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with these new regulations, then we may also be subject to fines and penalties.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China.  Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

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If the PRC tax authorities determine we are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25 percent on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we are treated as a “qualified resident enterprise,” all dividends that we receive from our PRC subsidiaries (assuming such dividends are considered sourced within the PRC) should be exempt from PRC tax. If we are treated as a “non-resident enterprise” under the EIT Law, then dividends that we receive from our PRC subsidiaries (assuming such dividends are considered sourced within the PRC) may be subject to a 10 percent PRC withholding tax. Any such tax on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10 percent PRC tax is imposed on dividends we pay to our institutional, but not individual, investors that are not tax residents of the PRC (“non-resident investors”) and gains derived by them from transferring our common stock, if such income is considered PRC-sourced income by the relevant PRC tax authorities. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

Moreover, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) on December 10, 2009 that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1, 2008. According to Circular 698, where a non-resident investor who indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in a PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5 percent or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer.   The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

New labor laws in the PRC may adversely affect our results of operations

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

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Non-compliance with the social insurance and housing fund contribution regulations in the PRC could lead to imposition of penalties or other liabilities

The PRC governmental authorities have enacted a variety of laws and regulations regarding social insurance and housing fund, such as the Regulation of Insurance for Labor Injury, the Regulation of Insurance for Unemployment, the Provisional Insurance Measures for Maternity of Employees, Interim Provisions on Registration of Social Insurance, Interim Regulation on the Collection and Payment of Social Insurance Premiums, Regulations on Management of Housing Fund and other related laws and regulations. Pursuant to these regulations, all our PRC subsidiaries and variable interest entities have to obtain and renew the social insurance registration certificate and the housing fund certificate and make enough contributions to the relevant local social insurance and housing fund authorities for our PRC employees. Failure to comply with such laws and regulations would subject our PRC subsidiaries and variable interest entities to various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund authorities.

Fluctuations in exchange rates could adversely affect our business and the value of our securities

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the RMB exchange rates may change going forward.

Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. At the holding company level, we rely entirely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditure more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our common stock.

We are subject to environmental laws and regulations in the PRC

We are subject to environmental laws and regulations in the PRC.  Our failure to fully comply with such laws and regulations will subject us to penalties and fines or damages. Although we are currently in compliance with the environmental regulations in all material respects, any change in the regulations may require us to acquire equipment or incur additional capital expenditure or costs in order to comply with such regulations. Our profits will be adversely affected if we are unable to pass on such additional costs to our customers. Given the magnitude and complexity of these laws and regulations, compliance with them or the establishment of effective monitoring systems may be onerous or require significant amount of financial and other resources. See “Government and Industry Regulations – Laws and regulations relating to environmental protection.”

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RISKS ASSOCIATED WITH OUR COMMON STOCK:

Currently, there is no public market for our securities, and there is no assurance that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, that a viable, liquid market with low volatility will develop

Currently, our common stock is not listed on any public market, exchange, or quotation system. Although we are taking steps to enable our common stock to be publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the Over the Counter Bulletin Board (the “OTC Bulletin Board”) upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTC Bulletin Board or if traded, a viable public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock. If our common stock is not quoted on the OTC Bulletin Board or if a viable public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We are planning to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. (“FINRA”) on our behalf so that we may quote our shares of common stock on the OTC Bulletin Board (which is maintained by FINRA) commencing upon the effectiveness of our registration statement of which this prospectus is a part. We cannot assure you that such market maker’s application will be accepted by FINRA. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

We may, in the future, issue additional Common Shares which would reduce investors’ percent of ownership and may dilute our share value

Our Articles of Incorporation authorize the issuance of 300,000,000 Common Shares with par value of $0.0001 per share. The future issuance of our authorized Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders.  We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Common Stock held by our investors, and might have an adverse effect on any trading market for our Common Stock.

United States securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this Offering

Secondary trading in Common Stock sold in this Offering will not be possible in any state in the U.S. unless and until the Common Stock are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying the

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Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for the Common Stock could be adversely affected.

We have not and do not intend to pay any cash dividends on our Common Stock, and consequently our stockholders will not be able to receive a return on their shares unless they sell them

We intend to retain any future earnings to finance the development and expansion of our business.  We have not, and do not, anticipate paying any cash dividends on our Common Stock in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Because we will be subject to “penny stock” rules once our shares are quoted on the OCT Bulletin Board, the level of trading activity in our stock may be reduced

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We may be exposed to potential risks resulting from new requirements under section 404 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending December 31, 2010, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2009. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010. We have not yet begun our assessment of the effectiveness of our internal control over financial reporting and expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements. Further, implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take a significant amount of time to complete. Also, during the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that

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we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The market price of our shares may be volatile

Since we are entering the U.S. capital markets for the first time in connection with the offering, the market price for our shares is likely to be highly volatile and subject to wide fluctuations. This volatility will result in the market price for our shares fluctuating in response to factors such as:

·	variations in our operating results;

·	significant fluctuations in the price of crude oil in the international markets;

·	news regarding the new development of and new applications for BOPET films;

·	the environmental protection requirements of the PRC government, which increase demand for our BOPET products;

·	news regarding gain or loss of key personnel by us or our competitors;

·	announcements of competitive developments, acquisition or strategic alliances in our industry;

·	changes in earnings estimates or buy/sell recommendations by financial analysts;

·	operating and stock price performance of comparable companies;

·	potential litigation; and

· the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our shares.

We may fail to find alternative source of financing

Because we do not receive any proceeds from this offering, we may have to seek alternative financing to implement our business plans. The severe recession, freezing of the global credit markets may adversely affect our ability to find alternative capital in the future. If adequate alternative financing is not available on reasonable terms or at all, we may not be able to undertake our business plans. Even if we do find a source of alternative capital, we may not be able to negotiate favorably terms and conditions for receiving the additional capital. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any alternative financing will be available to us, or if available, will be on terms favorable to us.

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Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this offering

There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the effective date of our registration statement of which this prospectus is a part, to apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB); however, we cannot guarantee that our application will be accepted or approved and our stock quoted for sale.  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities.   As of the date of this filing, there have been no discussions or understandings between YDIC and anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

Our officers and directors will continue to exercise significant control over our operations, which means as a minority shareholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to ever resell any shares you purchase in this offering

After the effective date of our registration statement of which this prospectus is a part, our principal stockholders, of which our officers and directors are controlling principals, and our officers, directors and managers, collectively, will own approximately 52.4% of our common stock. Due to the controlling amount of that share ownership, our officers and directors will, directly and indirectly, have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your shares. Their interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

 This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

·	our goals and strategies;

·	our future business development, results of operations and financial condition;

·	our ability to protect our intellectual property rights;

·	expected growth of and changes in the PRC BOPET film industry and in the demand for BOPET film products;

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·	projected revenues, profits, earnings and other estimated financial information;

·	our ability to maintain and strengthen our position as a provider of BOPET film products in China;

·	our ability to maintain strong relationships with our customers and suppliers;

·	effect of competition in China on demand for and price of our products and services; and

·	PRC governmental policies regarding our industry.

The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors some of which are described under “Risk Factors” and elsewhere in this prospectus and include, among other things:

·	competition in the BOPET film industry;

·	growth of, and risks inherent in, the BOPET film industry in China;

·	uncertainty as to future profitability and our ability to obtain adequate financing for our planned capital expenditure requirements;

·	uncertainty as to our ability to continuously develop new BOPET film products and keep up with changes in BOPET film technology;

·	risks associated with possible defects and errors in our products;

·	uncertainty as to our ability to protect and enforce our intellectual property rights;

·	uncertainty as to our ability to attract and retain qualified executives and personnel; and

·	uncertainty in acquiring raw materials on time and on acceptable terms, particularly in view of the volatility in the prices of petroleum products in recent years.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third-party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus. The selling shareholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Shareholders” beginning at page 25.  We will pay all expenses (other than transfer taxes) of the selling shareholders in connection with this offering.

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DILUTION

The common stock to be sold by the selling shareholders in this Offering represents approximately 9.25% our common stock that is currently issued and outstanding. The offering by the selling shareholders will not have a dilutive effect on our common stock.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price for the sale of common stock held by the selling shareholders of $1.0 per share was determined by us arbitrarily. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founder, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the market price, if any, of the common stock that may develop in a trading market after this offering, which is likely to fluctuate.

SHARES ELIGIBLE FOR RESALE

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

-      1% of the total number of securities of the same class then outstanding, which will equal approximately [500,000] shares immediately after this offering; or

-        the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

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EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is primarily conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the rate certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.4018 to US$1.00, the rate in effect as of September 30, 2011. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On September 30, 2011, the rate was RMB6.4018 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)

2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.7696	6.7691	6.6247	6.8328

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

MARKET FOR COMMON STOCK

There is no public market for our common stock.  After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

As of the date of this prospectus, there were 36 shareholders of record.

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Beginning October 30, 2011, 5,400,000 shares may be sold under Rule 144 of the Securities Act by non-affiliates.  The remaining shares may be sold by affiliates subject to the restrictions of Rule 144.  A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or 584,000 shares) immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, financial condition, earnings, capital requirements, and general business conditions and other factors, subject to compliance with applicable laws.

SELLING STOCKHOLDERS

The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered in this prospectus. The holders listed below all acquired or were granted the shares in the ordinary course of business. They were issued either as part of our financings or for services provided to the company either financially or otherwise.

The persons listed in the following table, referred to as the “Selling Shareholders”, plan to offer the shares they received pursuant to a private offering of 7,453,008 shares, par value $0.07 (the “Shares”) of the Company’s Common Stock, shown opposite their respective names, by means of this prospectus.

Name of Selling Shareholder	Shares Owned	Shares To Be Sold In This Offering	Ownership After Offering
Giona Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(1)	2,484,336	1,800,000	684,336
Gatsberg Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(2)	2,484,336	1,800,000	684,336
Lindenberg Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(3)	2,484,336	1,800,000	684,336

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(1) Linkuan Li is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Giona Investments Limited.

(2) Qinyun Wang is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Gatsberg Limited.

(3) Huming Wang is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Lindenberg Investments Limited.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. Until our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, the Selling Shareholders may sell their shares at a fixed purchase price $1.00 per share. Once our securities are quoted on the Over-the-Counter Electronic Bulletin Board or are listed on an exchange, they will sell at prevailing market prices or at privately negotiated prices.

A Selling Stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

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 The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event will any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. Upon the effectiveness of our registration statement of which this prospectus is a part, the present stockholders will own approximately 90.75% of our outstanding shares and the purchasers in this offering will own approximately 9.25%.

Preferred Stock

None.

Debt Securities

None.

Warrants and Rights

None.

Other Securities

None.

Market Information for Securities Other Than Common Equity

Not applicable.

American Depositary Receipts

Not applicable.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

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INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our consolidated financial statements for years ended December 31, 2009 and 2010 for the Company and our wholly-owned subsidiaries, as required and included in this prospectus, have been audited by HKCMCPA Company Limited, an independent registered accounting firm in Hong Kong. We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

Thompson Hine LLP, New York, New York, has issued an opinion on the legality of the shares offered by this Prospectus, which has been filed as an Exhibit to this Prospectus with Thompson Hine LLP’s consent.

DESCRIPTION OF BUSINESS

General Information

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations in Hubei Province in the People’s Republic of China. On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued in reliance with exemption provided under SEC Regulation S. As a result of the share exchange transaction, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

China Films Technology Inc. is a flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films and specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider delivering customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We will provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC with a total land area of 11,729.2 sq. meters and 163 employees. We currently operate one automated Brückner-made BOPET production line with a designed annual capacity of 15,000 tons to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. Brückner is one of the top manufacturers of world-advanced BOPET machines and equipment. We commenced our BOPET film trial production in May 2009 after installation of the BOPET production line..

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Corporate History and Structure

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011.  On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. These shares were issued in reliance with exemption provided under SEC Regulation S. As a result of the merger, Expressco became our wholly-owned operating subsidiary in the PRC. Unless otherwise indicated, all references to the Company throughout this prospectus include the operations of Expressco and its subsidiaries.

Expressco was incorporated in the British Virgin Islands on January 4, 2010 as a limited liability company for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company. HLEL holds 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”), which is a wholly foreign-owned enterprise under the laws of the People’s Republic of China and was incorporated on April 6, 2008. YDIC holds our licenses, intellectual properties and operations in the PRC.

The details of the Company, including Expressco and its subsidiaries are described below:

Name	Place of incorporation	Principal activities and	Particulars of	Effective
	and kind of legal	place of operation	issued/registered	interest
	entity		share capital	held

Expressco Investment	British Virgin Islands,	Investment holding in	50,000 issued	100%
Holdings Ltd.	a limited liability	HLEL	shares of US$1
(“Expressco”)	company		Each

Huge Life Enterprises Ltd.	Hong Kong,	100%-investment holding	10,000 issued	100%
(“HLEL”)	a limited liability	in YDIC	ordinary shares
	company		of HK$1 each

Yunmeng Debang	The PRC,	Manufacture and sales of	RMB40,000,000	N/A
Industrial Co., Ltd.	a limited liability	BOPET film products in the PRC
(“YDIC”)	company

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Products and Services

We currently have product categories including packaging films, industrial films and specialty films. Our principal products are our high quality BOPET film products including metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging (such as food, pharmaceutical, cosmetics, tobacco and alcohol industries), imaging (such as masking film, printing plates and microfilms), electronics and electrical industries (such as wire and cable warp, capacitors and motor insulation) as well as magnetic products (such as audio and video tapes). BOPET film has the unique properties of light-weight, non-toxic, odorless, transparent, glossy, temperature and moisture-resistant, and retains high barrier resistance, making it suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. In addition, it retains high dielectric strength and volume resistance even at high temperatures, which are essential qualities for electrical and electronic uses. Our products are mainly sold to packaging customers and distributors mainly in China.

Currently, our principal products include the following:

		% of Total Revenue
Product Name	Product Category	2009	2010

Metallizable base film	Packaging film	93.33%	73.46%
Transfer base film	Industrial film	2.72%	10.89%
Metallizable film	Packaging film	-%	9.66%
Others	Specialty films, other packaging films and other industrial films	3.95%	5.99%

Metallizable base film and Metallizable film

This is an aluminum plating base film that displays good thermal stability and tensile strength and provides good adhesion between film and aluminum layer. This is mainly used for vacuum aluminum plating for flexible plastic lamination.

Transfer base film

This film is used in tobacco labels, wine labels, high-grade food, medicine and other laser anti-counterfeit labels for anti-counterfeit purpose.

Matte film

Film with single or double matte surface, achieved by adding special additive to the base polymer and is used for printing, metallization, stamping and transfer metallization.

Printable base film

This is a highly transparent film that is corona treated on one side to provide excellent adhesion to ink. This is primarily used in printing and lamination.

Currently, we do not provide flexible film solution services to our customers. But we intend to position ourselves as a flexible film solutions provider and target to deliver customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products in coming years. We will provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

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Distribution methods of the products or services

We distribute our products through direct sales to the customers. We sell most of our film products to customers in the flexible packaging industry in the PRC in the coastal region of China. Our top five customers for the year ended December 31, 2010 were Hubei Shihong Material Science and Technology Co., Ltd., Haining Tian Yu Packaging Materials Co., Ltd., Shanghai Jinwu Industries Co., Ltd., Foshan Cailong Metalizing Packing Material Co., Ltd. and Jiangyin Lanteleisi Printing Co., Ltd. None of our customers accounted for more than 10% of our total revenues in year 2010.

Sources and availability of raw materials and the names of principal suppliers

Our principal supplier is Sinopec Yizheng Chemical Fiber Co., Ltd., who has a yearly contract to supply us resin for BOPET film. Any disruption in the production of our supplier will definitely affect our operation and production of BOPET film. However, we still can source locally or oversea for alternative supplies.

The Production Process

BOPET film is manufactured from the raw material namely, polyethylene terephthalate (PET) resin, which is a petrochemical product. BOPET film is produced by melting the granulated PET resin and extruding it into a flat sheet. This sheet is normally stretched to 1.0 to 1.5 times its original length, and then horizontally from 3.1 to 4.3 times its width, before being heat-set and finally wound into reels. The orientation process (stretching during the application of heat) gives the film its mechanical strength, barrier and optical properties (clarity and gloss). Our Brückner production line comprises a single main extruder, which can produce single-layer BOPET film. Depending on the additives used, the films produced have varying physical and chemical properties. The main steps of our manufacturing process involve:

Drying, Dosing and Mixing

PET resin is dried, dosed and mixed with relevant additives to give the desired or customized characteristics and be ready for the extrusion process.

Extrusion

The mixed material is melted and plasticized to achieve the required homogenous state with the requisite characteristics. It is then filtered and transported to the die unit for casting.

Casting

The respective mixed materials are extruded from the die unit which produces a flat layered cast sheet and casted on the chill roll which is cooled by the pinning system.

Longitudinal Stretching

The cast sheet is then heated and stretched by machine direction before annealing the cast sheet, which is a process of heat-setting so as to control the shrinkage of the sheet after the vertical stretching.

Transversal Stretching

After the machine direction stretching, the cast sheet is horizontally stretched before annealing again.

Thickness Gauge and Pulling

The stretched sheet is trimmed and measured for thickness. For the production of base film for printing, the surface is treated by corona treatment. Corona treatment is the process which enables the BOPET film to become receptive to printing. At the pull roll station, continuous feedback on the thickness of the BOPET film is also relayed back to the die unit which therefore ensures consistency in the thickness of the BOPET film.

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Rewinding

The final BOPET film is then wound up into metal rolls by the winder.

Slitting

The wound BOPET film is then unwound from the metal rolls, divided to the requisite width and length, and wound again into paper core for delivery to customers.

The following chart shows the key procedures of the production: process:

Raw Materials
Drying
Dosing and Mixing
Additives
Finished Products
Slitting
Extrusion
Pulling
Rewinding
Casting
Thickness Gauge
Transverse Stretching
Longitudinal Stretching

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Research and Development

Currently our R&D team consists of 6 research staff.  As a member of former Firsta Group (“Firsta”), we currently cooperate with Hubei Shihong Material Science And Technology Co., Ltd. in R&D aspects.

Firsta Group was a company alliance consisting of six members with the purpose to cooperate in production and operate business. The core company in Firsta Group was Hubei Wenbang Plastic Co., Ltd. Firsta Group was not a legal entity but was registered with Administrative Bureau for Industry and Commerce of Yunmeng County in order to enjoy preferential governmental policies. All the companies within the group did not hold shares in each other. Firsta Group was established on September 15, 2006 and was dissolved on October 30, 2009 after the dissolution of its core company, Hubei Wenbang Plastic Co., Ltd. and other member companies which were later reorganized to form Hubei Shihong Material Science And Technology Co., Ltd..

We are leveraged on the expertise and resources of Hubei Shihong Material Science And Technology Co., Ltd to develop our new technologies and film materials, improve our product quality and diversify our product range. Hubei Shihong Material Science And Technology Co., Ltd.’s R&D team consists of 10 doctorate scientists specialized in Material Chemistry and has a wide spectrum of expertise covering electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals, and additives.

R & D Affiliates

Dr. Zu-shun Xu is the Chief Specialist of the Post-doctoral Industrial Base of the Firsta Group as well as the Head of Polymer Materials R&D Center, a government subsidized entity. Dr. Xu is specialized in Polymer Chemistry and Physics and was engaged by Oklahoma State University in the United States in his post-doctoral research. Since 1990, Dr. Xu chaired or participated in a number of key research projects for the Ministry of Science and Technology of the People’s Republic of China, the former Ministry of Chemical Industry, the Ministry of Education, Science and Technology Department of Hubei Province, Hubei Province Department of Education, Science and Technology Bureau of Wuhan City Natural Science Foundation. Dr. Xu has published 65 academic theses in Polymer Chemistry at home and abroad. He was also awarded two prizes in scientific achievements in China.

Dr. Rong Guan is the Specialist of the Post-doctoral Industrial Base of the Firsta Group. Dr. Guan is specialized in the research and development of polymer molding, polymer preparation principle, adhesives and material processing. She chaired or participated in a number of key research projects in China including the 7th Five-year Plan and 8th Five-year Plan of China, the State 863 Project, State Natural Science Foundation project, the project of China Ford Development Fund and the State Education Commission projects. Dr. Guan has published over 70 academic theses in China and received two awards in scientific achievements in China.

Current R & D Projects

We have signed memorandum of understandings to cooperate with three universities in China on the following R&D projects. According to the collaboration agreements that we signed with the three universities, we will jointly develop these projects with the three universities in which we will be responsible for providing raw materials and production equipment needed and the results of these projects should be jointly shared and owned by both parties and we should not disclose the technical secrecies to the third parties. The detailed terms regarding R&D funding will be subject to further discussion. We may also invite research personnel from the Firsta Group on these projects.

R&D Partner	R&D Project
Hubei University in China	Post-doctoral industrial base of the Firsta Group
Hubei University in China	Anti-abrasive film for Tobacco packaging
Hubei University in China	Film for Laminated Boards
Wuhan University in China	Photodegradable Polymer – R&D on nano-TiO2 laminated material
Huazhong University of Science & Technology	Development of molding machine roller

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R&D Expenses

Our expenditure on research and development in 2009 and 2010 were as follows:

	Year Ended Dec. 31, 2009		Year Ended Dec. 31, 2010
	RMB	US$	RMB	US$
Research and Development Expenses	530,184	77,502	742,881	109,590

Inventory Management

Our warehouse facilities are located at Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC. Our warehouse is guarded by security personnel.  As of December 31, 2010, our total inventories amounted to approximately $2.43 million and our raw materials, work-in-progress, finished goods and consumables and spare parts made up approximately 60.7%, 1.6%, 31.5% and 6.2% of our inventories, respectively.

To ensure an accurate inventory record and to monitor our inventory aging, we conduct monthly stock counts. We usually maintain raw materials for one week of production. Our inventory turnover periods for 2009 and 2010 were 34 days and 20 days respectively. Inventory turnover is calculated as 365 days times inventory at period/year end date divided by cost of sales in respect of the financial period/year.

There were no provisions for inventory obsolescence, inventory written off or inventory written down to net realizable value in 2009 and 2010.

Manufacturing Facilities and Utilization Rates

Our production plant is located at the Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC with a total land area of 11,729.20 sq. meters. We currently operate one automated Brückner-made BOPET production line with a designed production capacity of 15,000 tons per annum to deliver differentiated product mix ranging from thickness of 8 microns to 75 microns. As of December 31, 2010, estimated remaining life span of the production line is approximately 20 years, or more if it is properly maintained.

The designed production capacity as given by the manufacturer is determined based on the assumption of the production of a specific mix of BOPET films of varying thicknesses. Our Brückner production line has been in use since 2009. The production line is depreciated on the straight-line method over the estimated useful life. Our approximate annual production volumes for 2009 and 2010 are 5,876 ton and 15,994 ton respectively. The average annual utilization rate for our facilities in 2009 was 39% and the facilities were fully utilized in 2010.

There are currently no regulatory requirements that may materially affect the utilization rates of our property, plant and equipment. However, certain of the fixed assets relating to our production line has been mortgaged in respect of certain of our bank loans as described under “Properties” for further details.

Quality Control

The quality and reliability of our products are essential for our continued success. We adopt strict measures for quality control in the entire production process of all our products, from the purchase and selection of raw materials, to each stage of the manufacturing processes and to the final inspection of the end products. Our quality control procedures were certified for ISO 9001:2000 compliance in September 2010.

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As of December 31, 2010, our product inspection and quality control department comprised of 16 employees. Members of our quality control departments have had relevant training in the area of quality control in accordance with ISO 9001:2000 procedures. Our product inspection and quality control department ensures that our production process, raw materials and end products are of the quality to our customers’ satisfaction. Only products which have been endorsed with our certified quality marks are delivered to our customers.

Raw Materials

We have adopted a set of standard procedures and internal controls for the procurement, selection and quality assurance of our raw materials. Our raw material suppliers are required to meet our internal criteria such as the quality of raw materials, reliability of supply and timely delivery. All raw materials are carefully inspected prior to use in our production process.

Production Process

We have established standard operational procedures and safety rules for each stage of the production process. We only allow well-trained workers to operate our production lines and monitor the quality of products-in-progress and final products at each stage of the production process to ensure that all products are in comply with our internal and international quality standards.

End Products

To ensure that our products fulfill our quality criteria established by our product inspection and quality control department, our products undergo final quality inspection upon production, labeling and packaging. Our product inspection and quality control department continues to monitor and ensure that our products are properly handled and stored in our warehouses. Prior to delivery to our customers, our products are inspected one final time to ensure that they are in good condition and not damaged.

Maintenance

We conduct regular maintenance service for all machinery and production facilities to ensure our production line operating in good condition. Our monthly average downtime for 2010 (primarily for maintenance) was less than 8% of our monthly production time.  The rejection rate of our products in 2010 was less than 0.7% of our total production volume. Defective or inferior products that do not fulfill our customers’ control standards are recycled. We ensure that these recycled products meet our customers’ quality standards and requirements before selling them to our customers.

Awards and Certifications

We have received the following awards and certificates, each of which, we believe, is an indication of our achievements, the quality of our products and make us more attractive to our potential customers and therefore a more competitive company both in the local and international markets:

(i)           ISO9001:2008

(ii)          Certificate of Occupational Health and Safety Management System OHSAS18001:1999

(iii)         Certificate of Environment Management System ISO14001:2004

(iv)        Certificate of National Industrial Product Manufacturing Permission issued by China Quality and   Technology Supervision Department. We obtained such license in March 2011, which is valid for 5 years   to March 2016 and it is renewable every 5 years.

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Our Competitive Strengths

We believe the following strengths have contributed to our success as a flexible film producer and differentiate us from our competitors:

We have an established brand name for quality film products in the PRC

Despite our relatively short operating history and the market presence primarily in the PRC, we believe we are well known in the BOPET film market in the PRC given our widespread distribution network and the established reputation of our quality products in the PRC.

We have an experienced management team with extensive industry experience

Our management team is led by Chief Executive Officer, Mr. Yongsheng Yang who is a senior engineer in Material Engineering Science with over 20 years of experience in (BOPET and BOPP) flexible film industry. Each member of our management team has many years of experience in industries related to the manufacturing and development of BOPET and BOPP products.

We are equipped with the R&D expertise in BOPET technologies

Currently our R&D team consists of 6 research staff. We are leveraged on the expertise and resources of Hubei Shihong Material Science and Technology Co. to develop our new technologies and film materials, improve our product quality and diversify our product range. The R&D team of Hubei Shihong Material Science and Technology Co. consists of 10 doctorate scientists specialized in Material Chemistry and has a wide spectrum of expertise covering electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals, and additives.

We plan to provide customized flexible packaging solutions to our clients

We intend to position ourselves as a packaging solutions provider delivering customized packaging solutions to our clients using the high quality BOPET film products throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

Proposed Business Expansion / Business Strategy

We primarily grow through expanded production, exploration of the high-end markets for our existing products and provision of integrated packaging solutions to our customers. For expanded production, we plan to upgrade existing production line and purchase 1 to 2 production lines in the coming years in order to meet the increasing demand of high-end market. To target the high-end markets, we will increase our effort in R&D of material chemistry to develop a series of high quality films used in the packing of high-end products like luxury consumer goods for specific purposes such as anti-counterfeit labels. To further diversifying our revenue model, we plan to provide customized film and packaging solutions to our clients mainly through our high quality BOPET film products. Being positioned as an integrated solutions provider, we will provide total solution services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

Government and Industry Regulation

The following is a summary of the principal laws and regulations that are or may be applicable to companies such as ours in China. We believe that we are in material compliance with all applicable legal and regulatory requirements.

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 Laws and regulations relating to quality and safety of products

The Product Quality Law of  the PRC ( “Product Quality Law” ) was  adopted by  the Standing Committee of  the National People’s Congress on 22 February 1993  and amended on 8  July 2000  and on 27 August 2009.  Applicable  to  all production  and marketing activities in China, the Product Quality Law was  formulated  to strengthen  the  administration of  rules pertaining to product quality,  as well as to clarify product liability rules , protect  consumers  and maintain  social and  economic order.

The State Council established a national administration in charge of nationwide product quality, with local authorities performing this duty at the local level.  Products offered for sale must meet relevant quality and safety standards. Enterprises may not produce or market counterfeit products in any fashion, including forging brand labels or giving false information about the manufacturer of a product. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or shutdown of businesses, as well  as  confiscation of products  illegally produced  and  sold  and  the  sales proceeds  from  such products . Serious violations may subject the responsible individual or enterprise to criminal   liabilities. Manufacturers whose products cause personal or property damages due to their latent defects are liable for such damages.

Laws and regulations relating to production safety

The Production Safety Law of the PRC (“Production Safety Law”) was promulgated by the Standing Committee of the National People’s Congress on 29 June 2002 and became effective on 1 November 2002 and amended on 27 August 2009. This law provides safety standards for any production or business operation in order to reduce accidents and protect the general public security and safety property. The State Administration of Work Safety, a central government authority established by the State Council, is primarily responsible for supervision and administration of the Production Safety Law nationwide. Local government authorities at the county level and above are responsible for supervision and administration of production safety within their respective local jurisdictions.

Enterprises must undertake necessary measures to set up and maintain appropriate equipment, monitor the safety of production procedures, assign designated personnel, conduct workplace safety training and undertake all other measures required by the law to ensure the safety of employees and the general public. Any responsible individual or enterprise that fails to perform its duty to meet the safety production standards may be ordered to rectify the violations within a prescribed period and/or pay a fine. Failure to rectify the violations within the prescribed period may result in suspension or shutdown of the business committing the violation. Serious violations that result in any production safety accident may subject the responsible individuals to criminal liabilities.

Laws and regulations relating to printing

The Regulations on the Administration of Printing Industry (“Printing Industry Regulations”) were promulgated by the State Council and came into force on 2 August 2001. These regulations regulate the operations of printing publications, as well as the packaging and decoration materials on printed objects, such as paper, metal and plastic. Pursuant to the Printing Industry Regulations, no one is allowed to engage in the printing business without obtaining a printing license. The printing license may not be leased, lent or transferred by any means.

Laws and regulations relating to environmental protection

The Environmental Protection Law of the People’s Republic of China, which was promulgated by the Standing Committee of the National People’s Congress and came into effect on 26 December 1989, sets forth the legal framework for environmental protection in China. The Ministry of Environmental Protection is primarily responsible for overall supervision and administration of nationwide environmental protection, while local environmental protection authorities at the county level and above are responsible for environmental protection within their respective jurisdictions.

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According to the Environmental Protection Law, any enterprise involved in a construction project that may generate pollution must prepare, for prior approval by relevant environmental protection authorities, an environmental impact report assessing the pollution and environmental impact of the construction project and setting forth prevention and treatment measures. Mandatory environmental protection facilities must be simultaneously designed, built and put into operation.

A person or an enterprise failing to comply with the Environmental Protection Law may be subject to various penalties imposed by environmental protection authorities, depending on the individual circumstances of each case and the extent of contamination. Such penalties may include warnings, fines, imposition of deadlines for remedying the contamination, orders to suspend production or use, orders to re-install contamination prevention and treatment facilities that have been removed without permission or left unused, or orders to close down enterprises. In case of serious violations, the persons or enterprises responsible for the violation may be required to compensate any parties affected by the contamination and also be subject to criminal liabilities.

The Regulations on the Administration of Environmental Protection for Construction Project were promulgated by the State Council on 29 November 1998 and came into force on the same date. These regulations are formulated specifically to govern the environmental protection issues to that may arise in connection with construction projects that may generate pollution and damage the ecological environment.

The Law of the People’s Republic of China on the Prevention and Control of Air Pollution promulgated on 5 September 1987 and revised respectively on 29 August 1995 and on 29 April 2000, the Law of the People’s Republic of China on the Prevention and Control of Water Pollution promulgated on 11 May 1984 and revised respectively on 15 May 1996 and on 28 February 2008, the Law of the People’s Republic of China on the Prevention and Control of Environmental pollution by Noise promulgated on 29 October 1996 and the Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Wastes promulgated on 30 October 1995 and revised on 29 December 2004 set out, respectively, the regulations governing the prevention and control of air, water, noise and waste pollution in order to protect and improve the environment, safeguard public health and promote economic and social development. In particular, these laws stipulate concrete requirements for prevention and control of air, water, noise and solid waste pollution for a variety of activities, including residential, production and operation activities.

M&A Rules

On August 8, 2006, six PRC regulatory agencies, including China Securities Regulatory Commission, or CSRC, promulgated a rule entitled Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, to regulate foreign investment in PRC domestic enterprises. The M&A rules, among other things, requires an overseas special purpose vehicle, or SPV, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. We believe, based on the opinion of our PRC legal counsel, Peking Dacheng Law (Shenzhen) Offices, that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC’s approval is not required for this offering given the fact that M&A Rules may not be applicable to OTCBB, which is not a recognized exchange under the M&A Rules. There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency.

The M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. See “Risk Factors-Risks Relating to Doing Business in China—PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

The above opinion is provided by our PRC counsel Peking Dacheng Law (Shenzhen) Offices.

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Competition

There is an open competition in the BOPET industry in the PRC and there is no government regulation or policy that favors any specific player. We believe that we are currently one of the few producers of BOPET film in the PRC with research and development capability. Our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry. We believe that our major competitors in the BOPET manufacturing market in the PRC are Dupont Hongji Films Foshan Co., Ltd, Zhejiang Ouya Film Co., Ltd, Fuwei (Shandong) Film Co., Ltd. and Yihua Toray Polyester Film Co., Ltd.  We believe that our methods of competitions will be to enhance existing products, introduce new products to meet customers’ demand, deliver quality products to our customers and maintain our established industry reputation. Our ability to compete against new and existing competitors to maintain or improve our market position and secure orders will affect our revenue and financial performance.

Intellectual Property

We currently hold a number of intellectual properties. These intellectual properties were previously transferred from the Firsta Group to our CEO, Mr. Yang. In 2010, these intellectual properties were then transferred free of charge from Mr. Yang to YDIC without any contractual terms or obligation. These intellectual properties include 16 patents (related to film production technologies and machinery design) in China filed with the National Intellectual Property Office of China, of which one is categorized as Invention Patent, another one as Industrial Design Patent whereas the others belong to Utility Models Patent. Besides, the transfer of another 22 patent applications is under progress. Details of our intellectual properties are shown as follows:

Patent Name	Patent No	Patent Type	Status	Date of Patent Transfer / Date of Application Received
Seamless Holographic Master Plate	200520098657.2	Patent for Utility Model	Transfer Approved	2010.11.03
High Performance Laser Holographic Stamping Machine	200520098654.9	Patent for Utility Model	Transfer Approved	2010.11.03
Broad Width Laser Holographic Stamping Machine	200520098653.4	Patent for Utility Model	Transfer Approved	2010.11.10
Movable Pedrail Stamping Device	200520098656.8	Patent for Utility Model	Transfer Approved	2010.11.02
Adjustable Double sided Preheating Holographic Stamping Machine	200510019744.9	Patent for Invention	Transfer Approved	2010.11.02
Bulge Screw Bolt	200820192039.8	Patent for Utility Model	Transfer Approved	2010.09.14
Casting Unit Water Elimination Clip Roller	200920229706.X	Patent for Utility Model	Transfer Approved	2010.09.14
Extrusion System	200920229709.3	Patent for Utility Model	Transfer Approved	2010.09.14
Stamping Machine	200920229705.5	Patent for Utility Model	Transfer Approved	2010.09.13
Multi Design Position Setting Film	200820192036.4	Patent for Utility Model	Transfer Approved	2010.09.13
Holographic Film Rewinding Roller	200920229703.6	Patent for Utility Model	Transfer Approved	2010.09.13
Laminating Machine	200920229702.1	Patent for Utility Model	Transfer Approved	2010.09.13
Slitter Pressing Roller	200920229707.4	Patent for Utility Model	Transfer Approved	2010.09.13
BOPET Film	200920229708.9	Patent for Utility Model	Transfer Approved	2010.09.13

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Patent Name	Patent No	Patent Type	Status	Date of Patent Transfer / Date of Application Received
Low Static Charge Stamping Device	200920229704.0	Patent for Utility Model	Transfer Approved	2010.09.13
Fixed Aperture Torque Wrench	200930224403.4	Patent for Industrial Design	Transfer Approved	2010.09.13
Peelable BOPE Film	201010282023.8	Patent for Invention	Approval in progress	2010.09.17
Peelable Adhesive BPOE Film	201010282082.5	Patent for Invention	Approval in progress	2010.09.17
Twin Extruder Vacuum Regrind Preventive Device	201020529828.3	Patent for Utility Model	Approval in progress	2010.09.17
Peelable Heat Sensitive Agent for Paper Lamination	201020529836.8	Patent for Utility Model	Approval in progress	2010.09.17
Open Pore Breaker Lamination Machine	201020529819.4	Patent for Utility Model	Approval in progress	2010.09.17
Movable Organic Solid Fuel Densification Device	201020529816.0	Patent for Utility Model	Approval in progress	2010.09.17
Vacuum Ionization Gauge	201020529799.0	Patent for Utility Model	Approval in progress	2010.09.17
Highly Transparent Printing Film	201110027273.1	Patent for Invention	Approval in progress	2011.01.27
PP Stiffening Agent	201110027289.2	Patent for Invention	Approval in progress	2011.01.27
BOPE Retort Film	201110027297.7	Patent for Invention	Approval in progress	2011.01.27
Polyolefin Flexibilizer	201110027226.7	Patent for Invention	Approval in progress	2011.01.27
Polyolefin Anti Static Slipping Agent	201110027230.3	Patent for Invention	Approval in progress	2011.01.27
Bearing Installation Tool	201120026019.5	Patent for Utility Model	Approval in progress	2011.01.28
Extruder Transitional Device	201120024959.0	Patent for Utility Model	Approval in progress	2011.01.27
Chill Roller Cooling Circulation System	201120024960.3	Patent for Utility Model	Approval in progress	2011.01.27
TDO Anualling Partitioning Device	201120025016.X	Patent for Utility Model	Approval in progress	2011.01.27
TDO Recycle Cooling Air Device	201120025954.X	Patent for Utility Model	Approval in progress	2011.01.28
Subsidiary Hopper System	201120025959.2	Patent for Utility Model	Approval in progress	2011.01.28
Measurable Suction Feed Silo	201120025980.2	Patent for Utility Model	Approval in progress	2011.01.28
Cooling Water System	201120025989.3	Patent for Utility Model	Approval in progress	2011.01.28
Hopper System	201120025996.3	Patent for Utility Model	Approval in progress	2011.01.28
Head Restraint Driven Rewinder	201120026008.7	Patent for Utility Model	Approval in progress	2011.01.28

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Duration of Patent

	Name of Transferred Patent	IP Number	Duration / Period
1	Seamless Holographic Master Plate	200520098657.2	10 years
			(2006.12.07 - 2016.12.07)
2	High Performance Laser Holographic Stamping Machine	200520098654.9	10 years
			(2006.12.27 - 2016.12.27)
3	Broad Width Laser Holographic Stamping Machine	200520098653.4	10 years
			(2006.12.27 - 2016.12.27)
4	Movable Pedrail Stamping Device	200520098656.8	10 years
			(2006.12.27 - 2016.12.27)
5	Adjustable Double sided Preheating Holographic Stamping Machine	200510019744.9	20 years
			(2008.04.23 - 2028.04.23)
6	Bulge Screw Bolt	200820192039.8	10 years
			(2009.08.26 - 2019.08.26)
7	Casting Unit Water Elimination Clip Roller	200920229706.X	10 years
			(2010.08.04 - 2020.08.04)
8	Extrusion System	200920229709.3	10 years
			(2010.07.21 - 2020.07.21)
9	Stamping Machine	200920229705.5	10 years
			(2010.09.08 - 2020.09.08)
10	Multi Design Position Setting Film	200820192036.4	10 years
			(2009.08.26 - 2019.08.26)
11	Holographic Film Rewinding Roller	200920229703.6	10 years
			(2010.08.11 - 2020.08.11)
12	Laminating Machine	200920229702.1	10 years
			(2010.07.08 - 2020.07.08)
13	Slitter Pressing Roller	200920229707.4	10 years
			(2010.07.21 - 2020.07.21)
14	BOPET Film	200920229708.9	10 years
			(2010.09.01 - 2020.09.01)
15	Low Static Charge Stamping Device	200920229704.0	10 years
			(2010.07.21 - 2020.07.21)
16	Fixed Aperture Torque Wrench	200930224403.4	10 years
			(2010.10.27 - 2020.10.27)

Note that there was no licensing agreement signed for the above transfer.

Patents – Area of application

The products protected by these intellectual properties are mainly in the area of holographic film production. For the area of application of each patent, please refer to the table below. In summary, most of the patented technologies will be used to improve the design of production machinery for BOPET film manufacturing which in turn enhance its production performance and efficiency as well as the quality of BOPET film products. Some of the patented technologies will be used to improve the quality of specialty film products.

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	Patent Name	IP Number	Area Of Application
1	Seamless Holographic Master Plate	200520098657.2	Machinery for Film Manufacturing
2	High Performance Laser Holographic Stamping Machine	200520098654.9	Machinery for Film Manufacturing
3	Broad Width Laser Holographic Stamping Machine	200520098653.4	Machinery for Film Manufacturing
4	Movable Pedrail Stamping Device	200520098656.8	Machinery for Film Manufacturing
5	Adjustable Double sided Preheating Holographic Stamping Machine	200510019744.9	Machinery for Film Manufacturing
6	Bulge Screw Bolt	200820192039.8	Machinery for Film Manufacturing
7	Casting Unit Water Elimination Clip Roller	200920229706.X	Machinery for Film Manufacturing
8	Extrusion System	200920229709.3	Machinery for Film Manufacturing
9	Stamping Machine	200920229705.5	Machinery for Film Manufacturing
10	Multi Design Position Setting Film	200820192036.4	New Specialty Film
11	Holographic Film Rewinding Roller	200920229703.6	Machinery for Film Manufacturing
12	Laminating Machine	200920229702.1	Machinery for Film Manufacturing
13	Slitter Pressing Roller	200920229707.4	Machinery for Film Manufacturing
14	BOPET Film	200920229708.9	New Specialty Film
15	Low Static Charge Stamping Device	200920229704.0	Machinery for Film Manufacturing
16	Fixed Aperture Torque Wrench	200930224403.4	Machinery for Film Manufacturing

Employees and Employment Agreements

As of September 30, 2011, we had 163 full-time employees. We do not employ any independent contractors and temporary personnel.  We currently have employment agreements in place with our employees or executive officers.

Our success depends on our ability to attract, retain and motivate qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages initiative and self-development, and as a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

DESCRIPTION OF PROPERTY

Our headquarters are located at Yunmeng County Economic and Technological Development Zone with easy access to Jingzhu National Highway, 316- National Highway and Wuhan Airport. The address is Firsta Road, Yunmeng County, Hubei Province, China PRC. The following table sets forth a summary of our own property as of September 30, 2011:

Location	Space	Usage of Property
	(in thousands of square meters)
Yunmeng Economic and Technological Development Zone, Firsta Road, Yunmeng County, Hubei Province, PRC 432500	16.3	Production, office space, warehouse

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We own the land property through the ownership of the associated land use right.

We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

INSURANCE

We maintain various insurance policies to safeguard against risks and unexpected events. We provide group accident insurance and supplementary medical insurance for our employees. We have maintained property insurance covering our building, equipment, facilities and machinery. We do not have any business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man life insurance. We consider our insurance coverage to be sufficient for our business operations in China.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding, nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock.  Upon effectiveness of this registration statement of which this prospectus forms a part, we intend to apply to have our common stock quoted for quotation on the Over-the-Counter Bulletin Board.

Penny Stock Rules

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

-	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

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- contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other such requirements of the Securities Act of 1934, as amended;

-  contains a brief, clear narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the    significance of the spread between the bid and ask price;

-   contains a toll-free telephone number for inquiries on disciplinary actions;

-  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-  contains such other information and is in such form (including language, type, size and format) as the Securities and     Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

-  the bid and offer quotations for the penny stock;

-  the compensation of the broker-dealer and its salesperson in the transaction;

-  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and     liquidity of the market for such stock; and

-  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

 Rule 144

The SEC has adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

- 1% of the number of shares of common stock then outstanding; and

- If the common stock is listed on a national securities exchange or on The NASDAQ Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Sales under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their ordinary shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144.  We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his ordinary shares between 6 months and one year.  After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Holders

As of September 30, 2011 there were 36 holders of our common stock. There are a total of 58,400,000 shares issued and outstanding.

Regulation M

Our officers and directors, who will offer and sell the Shares, are aware that they are required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Reports

Upon effectiveness of this registration statement of which this prospectus forms a part, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website at www.sec.gov.

Equity Compensation Plan

To date, the Company has no equity compensation plan, has not granted any stock options and has not granted registration rights to any person(s).

FINANCIAL STATEMENTS

Our fiscal year end is December 31.  We intend to provide financial statements audited by an Independent Registered Public Accounting Firm to our shareholders in our annual reports.  Our audited financial statements for the fiscal years ended December 31, 2010 and 2009 and our unaudited financial statements for the 9 months ended September 30, 2011 and 2010 for the Company, Expressco and its wholly-owned subsidiaries are included in their entirety at the end of this Prospectus.

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MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Selected Financial Data

The following table provides consolidated selected financial data about our Company and our wholly-owned subsidiaries for the nine months ended September 30, 2011 and the fiscal year ended December 31, 2010.  For detailed financial information, see the financial statements included in this prospectus.

Balance Sheet Data:	9/30/2011	12/31/2010
Cash and cash equivalents	$5,501,861	$2,614,256
Total assets	$55,085,646	$39,710,667
Total liabilities	$44,260,425	$31,275,192
Stockholders’ equity	$10,825,221	$8,435,475

Other than the shares offered by this prospectus, no other source of capital has been identified or sought. If we experience a shortfall in operating capital prior to receiving the proceeds of this offering, our officers and directors have verbally agreed to advance the funds to us to complete this offering and apply for listing on the OTCBB.

Limited Operating History

There is little historical financial information about our Company upon which to base an evaluation of our performance or to make a decision regarding an investment in our shares. We cannot guarantee we will be successful in our business operations or that we will achieve significant, if any, level of market acceptance for our proposed business operations and products. Our business could be subject to any or all of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our properties, possible cost overruns due to price and cost increases in services we require. Therefore, we cannot guarantee we will be able to achieve or maintain profitable operations. Further, there is no assurance that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.

Overview and Future Plan of Operations

China Films Technology Inc. was incorporated in the State of Nevada on April 8, 2011. We are a holding company that conducts business operations through our subsidiary in Hubei Province in the People’s Republic of China.

China Films Technology Inc. is a flexible film producer in the People’s Republic of China. Our product categories include packaging films, industrial films and specialty films. Our principal products include metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging, imaging, electronics and electrical industries as well as magnetic products.

We also position ourselves as a flexible film solutions provider and plan to deliver customized packaging solutions to our clients using the high quality BOPET (biaxially oriented polyethylene terephthalate) film products. We will provide integrated solutions throughout the entire product cycle, right from material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

At present, our revenues are derived from sale of packaging film products, industrial film products and specialty film products. In coming years, we expect to generate revenue from provision of flexible packaging solutions on a project-by-project basis.

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Our future plans include:

Continued construction of the new BOPET production line

We expect to expand our BOPET production to penetrate into the high-end BOPET market through provision of customized flexible packaging solutions and flexible films with special applications. We plan to upgrade existing production line and purchase 1 to 2 production lines in the coming years in order to meet the increasing demand of high-end market.

Investment in research and development

We plan to continue to invest substantially to develop new technologies and film materials, improve product quality and diversify product range.  Our research and development will be in areas like electrical and mechanical design of new materials, automation control, printed packaging, polymer chemistry, laser holography, anti-counterfeiting chemicals and additives. We intend to expand our research and development team by hiring additional advanced research personnel either from China or overseas.

Products and Services

We currently have product categories including packaging films, industrial films and specialty films. Our principal products are our high quality BOPET film products including metallizable base films, transfer base films, specialty films which are widely used in consumer based packaging (such as food, pharmaceutical, cosmetics, tobacco and alcohol industries), imaging (such as masking film, printing plates and microfilms), electronics and electrical industries (such as wire and cable warp, capacitors and motor insulation) as well as magnetic products (such as audio and video tapes). BOPET film has the unique properties of light-weight, non-toxic, odorless, transparent, glossy, temperature and moisture-resistant, and retains high barrier resistance, making it suitable for many forms of flexible packaging, printing, laminating, aluminum-plating and other applications. In addition, it retains high dielectric strength and volume resistance even at high temperatures, which are essential qualities for electrical and electronic uses. Our products are mainly sold to packaging customers and distributors mainly in China.

Currently, our principal products include the followings:

Metallizable base film and Metallizable film

This is an aluminum plating base film that displays good thermal stability and tensile strength and provides good adhesion between film and aluminum layer. This is mainly used for vacuum aluminum plating for flexible plastic lamination.

Transfer base film

This film is used in tobacco labels, wine labels, high-grade food, medicine and other laser anti-counterfeit labels for anti-counterfeit purpose.

Matte film

Film with single or double matte surface, achieved by adding special additive to the base polymer and is used for printing, metallization, stamping and transfer metallization.

Printable base film

This is a highly transparent film that is corona treated on one side to provide excellent adhesion to ink. This is primarily used in printing and lamination.

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We sell most of our film products to customers in the flexible packaging industry in the PRC in the coastal region of China. Our top five customers for the year ended December 31, 2010 were Hubei Shihong Material Science and Technology Co., Ltd., Haining Tian Yu Packaging Materials Co., Ltd., Shanghai Jinwu Industries Co., Ltd., Foshan Cailong Metalizing Packing Material Co., Ltd. and Jiangyin Lanteleisi Printing Co., Ltd. None of our customers accounted for more than 10% of our total revenues in year 2010.

In addition, we position ourselves as a flexible packaging solutions provider in China delivering integrated packaging solutions. We will provide customized film and packaging solutions to clients mainly through our high quality BOPET film products. BOPET is a high quality plastic film produced by the biaxial oriented stretch technique. BOPET is a high-end flexible packaging material relatively new to the China market and its demand is expected to grow in line with the robust economic growth in China, especially the expanding consumer-based industries such as food, pharmaceutical, cosmetics, tobacco and alcohol industries. As an integrated solutions provider, we provide integrated services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

The Production Process

BOPET film is manufactured from the raw material namely, polyethylene terephthalate (PET) resin, which is a petrochemical product. BOPET film is produced by melting the granulated PET resin and extruding it into a flat sheet. This sheet is normally stretched to 1.0 to 1.5 times its original length, and then horizontally from 3.1 to 4.3 times its width, before being heat-set and finally wound into reels. The orientation process (stretching during the application of heat) gives the film its mechanical strength, barrier and optical properties (clarity and gloss). Our Brückner production line comprises a single main extruder, which can produce single-layer BOPET film. Depending on the additives used, the films produced have varying physical and chemical properties. The main steps of our manufacturing process involve:

Drying, Dosing and Mixing

PET resin is dried, dosed and mixed with relevant additives to give the desired or customized characteristics and be ready for the extrusion process.

Extrusion

The mixed material is melted and plasticized to achieve the required homogenous state with the requisite characteristics. It is then filtered and transported to the die unit for casting.

Casting

The respective mixed materials are extruded from the die unit which produces a flat layered cast sheet and casted on the chill roll which is cooled by the pinning system.

Longitudinal Stretching

The cast sheet is then heated and stretched by machine direction before annealing the cast sheet, which is a process of heat-setting so as to control the shrinkage of the sheet after the vertical stretching.

Transversal Stretching

After the machine direction stretching, the cast sheet is horizontally stretched before annealing again.

Thickness Gauge and Pulling

The stretched sheet is trimmed and measured for thickness. For the production of base film for printing, the surface is treated by corona treatment. Corona treatment is the process which enables the BOPET film to become receptive to printing. At the pull roll station, continuous feedback on the thickness of the BOPET film is also relayed back to the die unit which therefore ensures consistency in the thickness of the BOPET film.

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Rewinding

The final BOPET film is then wound up into metal rolls by the winder.

Slitting

The wound BOPET film is then unwound from the metal rolls, divided to the requisite width and length, and wound again into paper core for delivery to customers.

We primarily grow through expanded production, exploration of the high-end markets for our existing products and provision of integrated packaging solutions to our customers. For expanded production, we plan to upgrade existing production line and purchase 1 to 2 production lines in the coming years in order to meet the increasing demand of high-end market. To target the high-end markets, we will increase our effort in R&D of material chemistry to develop a series of high quality films used in the packing of high-end products like luxury consumer goods for specific purposes such as anti-counterfeit labels. To further diversifying our revenue model, we plan to provide customized film and packaging solutions to our clients mainly through our high quality BOPET film products. Being positioned as an integrated solutions provider, we will provide total solution services throughout the whole product cycle of flexible films, right from the material chemistry research, technology development, product design, customized film production, quality assurance as well as sales and distribution.

Our planned capital expenditures over the next 12 months is estimated at $1.16 million in amount and is related to one set of in-line-coater machine for our BOPET film products. This machine is used to alter the physical or chemical properties of the BOPET film, such as the bonding strength between BOPET films and vaporize aluminum in the metallization process, so as to enhance specific functional performance of our BOPET film products. We expect the machine will be in service by the end of 2011 and we believe the functional difference will help to differentiate our BOPET films from other competitive products. We expect such capital expenditure will be financed by our internally generated funds and / or bank loans. This expenditure does not include our plans to upgrade our existing production line and the purchase of two additional production lines, which is expected to execute one year later after the completion of the in-line-coater machine.

Factors Affecting Our Results of Operations

Our business and operating results are affected by general factors affecting flexible film market, which include China’s overall economic growth, per capita disposable income and consumer spending, growth of related industries and government policies. Unfavorable changes in any of these general industry conditions could negatively affect demand for products and negatively and materially affect our results of operations.

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Results of Operations

For the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

The following table set forth key components of our results of operations for the year ended December 31, 2010 compared to the year ended December 31, 2009.  All numbers referenced are in U.S. Dollars:

	Years ended December 31,
	2010	2009	Change in %
Revenue, Net	$40,719,695	$9,015,060	351.69%
Cost of Revenue	(31,958,777)	(10,541,558)	203.17%
Gross Profit (Loss)	8,760,918	(1,526,498)	673.92%
Sales and Marketing	436,022	27,149	1,506.03%
General and Administrative	2,105,139	1,048,961	100.69%
Income (Loss) from Operations	6,219,757	(2,602,608)	338.98%
Subsidy Income	1,445,694	-	100.00%
Interest Income	74,836	10,076	642.71%
Imputed interest on loan payable to related parties	(473,000)	(705,000)	(32.91%)
Interest Expense	(1,528,194)	(802,031)	90.54%
Income (Loss) before Income Taxes	5,739,093	(4,099,563)	(239.99%)
Income Tax (Expense) Benefit	(1,192,002)	787,595	(251.35%)
Net Income (Loss)	$4,547,091	$(3,311,968)	237.29%

Comprehensive Income:
Foreign Currency Translation Adjustment	182,915	8,594	2028.40%
Comprehensive Income (Loss)	$4,730,006	$(3,303,374)	243.19%

Basic and Diluted Earnings (Loss) Per Share	$0.08	$(0.06)

Impact of Foreign Currency Translation on the result of operation

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiary in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

Since all the sales were domestic sales within the People’s Republic of China and nearly all the purchase of raw materials took place within the People’s Republic of China, hence we believe there is no significant impact related to appreciation or depreciation of foreign currency on the results of operation. However, there is a translation difference in conversion of RMB to USD when preparing the financial statements. Such impact was reflected as foreign currency transaction adjustment in the income statement and the changes in equity. For your easy reference to the individual impacts of foreign currency translation on the revenues and various expenses, the results of operation for the year ended December 31, 2009 and 2010 are presented separately in RMB and USD in the statement of operations and comprehensive income below.

Exchange rate	USD: RMB
Average rate for the year ended Dec 31, 2010	6.7788
Average rate for the year ended Dec 31, 2009	6.8409

57

	For the year ended December 31		For the year ended December 31
	2009	2010	2009	2010
	RMB	RMB	USD	USD

Sales revenue, non related party	59,411,471	244,073,461	8,684,745	36,005,674
Sales revenue, related party	2,259,653	31,955,168	330,315	4,714,021

Cost of sales, non related party	(69,716,147)	(207,680,257)	(10,191,078)	(30,636,955)
Cost of sales, related party	(2,397,602)	(8,960,299)	(350,480)	(1,321,822)

Gross profits	(10,442,625)	59,388,073	(1,526,498)	8,760,918

Selling expenses	(185,726)	(2,955,681)	(27,149)	(436,022)
Administrative expenses	(7,175,836)	(14,270,214)	(1,048,961)	(2,105,139)

Income (loss) from operations	(17,804,187)	42,162,178	(2,602,608)	6,219,757

Other income/(expense):
Subsidiary income	-	9,800,000	-	1,445,694
Interest income	68,930	507,295	10,076	74,836
Imputed interest	(4,822,835)	(3,206,349)	(705,000)	(473,000)
Interest expenses	(5,486,615)	(10,359,242)	(802,031)	(1,528,194)

Income(loss) before income tax	(28,044,707)	38,903,882	(4,099,563)	5,739,093

Income tax expenses	5,387,861	(8,080,286)	787,595	(1,192,002)

NET INCOME (LOSS)	(22,656,846)	30,823,596	(3,311,968)	4,547,091

Other comprehensive income:
- Foreign currency transaction adjustment	-	-	8,594	182,915

COMPREHENSIVE INCOME (LOSS)	-	-	(3,303,374)	4,730,006

Increase in Net Sales

The significant increase in sale revenue was mainly due to the increases in sale volume and selling price, improved gross margin and launching of new products. The sale volume increased by 167% from 5,883 mt in 2009 to 15,706 mt in 2010 whereas average selling price increased by 63% from RMB9,591/mt in 2009 to RMB15,681/mt in 2010. Gross margin increased from -16.93% in 2009 to 21.52% in 2010.

Revenue, Net

We commenced our trial production in May 2009 after installation of the BOPET production line. From May 2009 to August 2009, our source of revenue was related to trial run film sales and scrap sales, which were invoiced and value-added tax (“VAT”) taxable . Starting from September 2009, revenue was recognized from the sale of BOPET film, which represented the invoiced value of goods, net of VAT. Our products are sold locally in the PRC and are subject to VAT, which was levied at a rate of 17% on the invoiced sales value. Output VAT was borne by our customers in addition to the invoiced sales value and input VAT was borne by us in addition to the invoiced value of products to the extent not refunded for export sales.

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Revenue for the years ended December 31, 2010 and 2009 comprised the followings:

	Years ended December 31,
	2010	2009	Change in %
Revenue, Net
- Related parties	$4,714,021	$330,315	1,327.13%
- Non related parties	36,005,674	8,684,745	314.59%
	$40,719,695	$9,015,060	351.69%

Cost of Revenue
- Related parties	$1,321,822	$350,480	277.15%
- Non related parties	30,636,955	10,191,078	200.63%
	$31,958,777	$10,541,558	203.17%

Gross Profit/(Loss) in Total	$8,760,918	$(1,526,498)	673.92%

Gross Margin	21.52%	(16.93%)	N/A

Net revenue increased by $31.70 million or 351.69% to $40.72 million for the year ended December 31, 2010 from $9.01 million for the year ended December 31, 2009. The significant increase in revenues was mainly attributable to the increase in overall sales volume, normalization of production in 2010 as well as an increase in the sales of high-end specialty films, which command a higher selling price.

Increase in Net Sales

The increase in sale revenue was mainly due to the increases in sale volume and selling price. The sale volume increased by 9.4% from 11,822 mt for the nine months ended September 30, 2010 to 12,929 mt for the nine months ended September 30, 2011 whereas average selling price increased by 24.2% from RMB13,860/mt for the nine months ended September 30, 2010 to RMB17,217/mt for the nine months ended September 30, 2011.

Cost of Revenue

Cost of revenue primarily consists of the costs of raw materials and direct labor, packaging costs and production overhead directly attributable to the manufacture of our film products. Shipping and handling costs are also recorded in cost of revenue and are recognized when the related products are delivered to the customers.

Cost of revenue for the year ended December 31, 2010 increased by 203.17% to $31.96 million, as compared to $10.54 million for the year ended December 31, 2009. The increase was primarily attributable to the increase of sales volume in 2010.

Gross Profit/ (Loss) and Gross Margin

We recorded a gross profit of $8.76 million for the year ended December 31, 2010 compared to a gross loss of $1.53 million for the year ended December 31, 2009. Our gross margins were approximately 21.52% and -16.93% for the years ended December 31, 2010 and December 31, 2009 respectively.

The increase in gross margin increased was mainly due to the improved efficiency in manufacturing process leading to the reduction in production overhead.

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Sales and Marketing

Sales and marketing expenses composed primarily of sales commissions, cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs.

Our selling and marketing expenses increased by $0.41 million, or 1,506.03%, to $0.44 million for the year ended December 31, 2010 from $0.03 million for the year ended December 31, 2009. The significant increase in sales and marketing expenses was mainly due to launching of a series of sales and marketing activities to our products since September 2009.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and staff welfare expenses, legal and professional fees, entertainment expenses, traveling and office expenses.

Summary of General Administrative Expenses
		2010 USD	2009 USD	Variance	%
1	Staff cost and welfare	497,885	273,743	224,142	81.88%
2	Office expense	172,789	74,252	98,537	132.71%
3	Startup expenses	-	242,077	(242,077)	(100.00%)
4	Amortization & depreciation	47,145	33,933	13,212	38.94%
5	Allowance for doubtful accounts	110,033	-	110,033	100.00%
6	Professional fee	416,943	13,016	403,927	3103.31%
7	Research & development	109,590	77,502	32,088	41.40%
8	Government donation, levy and tax	353,822	124,276	229,546	184.71%
9	Bank charges	254,392	74,795	179,597	240.12%
10	Repair and maintenance	68,685	77,198	(8,513)	(11.03%)
11	Other expenses	73,855	58,169	15,686	26.97%

		2,105,139	1,048,961

Our general and administrative expenses increased by $1.06 million, or 100.69%, to $2.11 million for the year ended December 31, 2010 from $1.05 million for the year ended December 31, 2009. The increase in general and administrative expense was mainly attributable to the increase in professional fees, staff cost and welfare, bank charges, government donation, levy and tax. Professional fees were incurred for the preparation and filing of initial offering during the year ended December 31, 2010, which increased from USD13,016 for the year ended December 31, 2009 to USD416,943 for the year ended December 31, 2010, accounting for a significant increase of 3103.31%. Government donation, levy and tax increased by USD229,546 or 184.71% from USD124,276 for the year ended December 31, 2009 to USD353,822 for the year ended December 31, 2010. Staff cost and welfare increased by USD224,142 or 81.88% from USD273,743 for the year ended December 31, 2009 to USD497,885 for the year ended December 31, 2010. Please refer to the table above for the changes in different administrative expenses over the period.

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Subsidy Income

The Company received a government subsidy income of $1,445,694 during the year ended December 31, 2010 . Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions whereas the manufacturing plant of the Company is approved by the government authority to satisfy with the energy saving milestone requirement. Subsidy income is recognized at the period when it was received from the local PRC government.

Interest Income

Interest income increased by $0.06 million, or 642.71%, to $0.07 million for the year ended December 31, 2010 from $0.01 million for the year ended December 31, 2009. The increase in interest income was attributable to the increased in loan to other party.

Interest Expenses

The significant increase in 2010 interest expense was due to the fact that a significant amount of interest expense was capitalized in Construction In Progress (CIP) in 2009 whereas loan interest in 2010 is fully expensed. $0.43 million of interest expense was capitalized in Construction in Progress in 2009, as opposed to no capitalized interest in 2010. Only $0.8 million of interest expense was expensed in 2009, while $1.53 million of interest expense was expensed in 2010.

Income Tax Expenses

Income tax expense increased to $1.19 million for the year ended December 31, 2010. The increase was attributable to an increase in taxable income.

We have subsidiaries that operate in various countries: British Virgin Islands, Hong Kong and the People’s Republic of China that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

We are incorporated in the State of Nevada and are subject to the tax laws of the United States of America. Since no income is derived in the US, we believe that we are not subject to US taxes.

British Virgin Islands

Under the current BVI law, BSL is not subject to tax on its income or profits. In addition, dividends and capital gains from our investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends to the Company. During the years ended December 31, 2010 and 2009, Expressco Investment Holdings Limited did not generate any income.

Hong Kong

Huge Life Enterprise Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on assessable income. During the years ended December 31, 2010 and 2009, Huge Life Enterprise Limited did not generate any operating income.

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The PRC

We have generated all of our income through our operating subsidiary in the PRC and are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China at a unified income tax of 25%. As of December 31, 2010, we generated operating income to offset against the cumulative net operating loss carried forwards available in the prior years. The deferred tax assets were fully realized accordingly.

Net (Income) Loss

Net income increased by $7.86 million, or 237.29%, to $4.55 million for the year ended December 31, 2010 from a net loss of $3.31 million for the year ended December 31, 2009. The increase in net income was mainly attributable to the increased in revenue and an improvement in gross margin.

Foreign Currency Translation Gain

Our operating subsidiary is located in China. Our operating subsidiary purchases substantially all products and renders all services in China, and receives payments from customers in China using RMB as the functional currency. We do not engage in currency hedging.

On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the years ended December 31, 2010 and December 31, 2009.

For the year ended December 31, 2010, we used the exchange rates of 6.6118 (year end), and 6.7788 (year average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in an $0.18 million foreign currency translation gain, whereas for the year ended December 31, 2009, we implemented the exchange rates of 6.8372 (year end), and 6.8409 (year average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $8,594.

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For the Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010

The following table set forth key components of our results of operations for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.  All numbers referenced are in U.S. Dollars:

	Nine months ended September 30,
	2011	2010	Change in %
Revenue, net	$40,277,275	$26,135,011	54.11%
Cost of revenue (inclusive of depreciation)	(34,458,880)	(21,897,340)	57.37%
Gross profit	5,818,395	4,237,671	37.30%
Sales and marketing	147,773	114,740	28.79%
General and administrative	1,615,308	899,592	79.56%
Income (loss) from operations	4,055,314	3,223,339	25.81%
Other income	8,563	-
Subsidy income	-	1,437,709	-100.00%
Interest income	488,506	39,777	1128.11%
Imputed interest on loan payable to related parties	(72,000)	(371,000)	-80.59%
Interest expense	(1,767,737)	(1,098,713)	60.89%
Income (loss) before income taxes	2,712,646	3,231,112	-16.05%
Income tax expense	(705,456)	(625,132)	12.85%
NET INCOME (LOSS)	$2,007,190	$2,605,980	-22.98%
Other comprehensive income:
- Foreign currency translation gain	310,556	82,173	277.93%
COMPREHENSIVE INCOME (LOSS)	2,317,746	2,688.153	-13.78%

Net income (loss) per share – Basic and diluted	$0.03	0.04

Weighted average commons stock outstanding – Basic and diluted	58,400,000	58,400,000

The increase in sale revenue was mainly due to the increases in sale volume and selling price. The sale volume increased by 9.4% from 11,822 mt for the nine months ended September 30, 2010 to 12,929 mt for the nine months ended September 30, 2011 compared towhereas average selling price increased by 24.2% from RMB13,860/mt for the nine months ended September 30, 2010. All numbers referenced are in U.S. Dollars:2010 to RMB17,217/mt for the nine months ended September 30, 20 11.

		USD	USD
1	Staff cost and welfare	497,885	273,743	224,142	81.88%
2	Office expense	172,789	74,252	98,537	132.71%
3	Startup expenses	-	242,077	(242,077)	(100.00%)
4	Amortization & depreciation	47,145	33,933	13,212	38.94%
5	Allowance for doubtful accounts	110,033	-	110,033	100.00%
6	Professional fee	416,943	13,016	403,927	3103.31%
7	Research & development	109,590	77,502	32,088	41.40%
8	Government donation, levy and tax	353,822	124,276	229,546	184.71%
9	Bank charges	254,392	74,795	179,597	240.12%
10	Repair and maintenance	68,685	77,198	(8,513)	(11.03%)
11	Other expenses	73,855	58,169	15,686	26.97%

		2,105,139	1,048,961

Revenue, Net

We commenced our trial production in May 2009 after installation of the BOPET production line.  From May 2009 to August 2009, our source of revenue was related to trial run film sales and scrap sales, which were invoiced and value-added tax (“VAT”) taxable. Starting from September 2009, revenue was recognized from the sale of BOPET film, which represented the invoiced value of goods, net of value-added tax (“VAT”). Our products are locally sold in the PRC and are subject to VAT, which was levied at a rate of 17% on the invoiced sales value. Output VAT was borne by our customers in addition to the invoiced sales value and input VAT was borne by us in addition to the invoiced value of products to the extent not refunded for export sales.

Revenue for the nine months ended September 30, 2011 and 2010 comprised the followings:

	Nine months ended September 30,
	2011	2010	Change in %
Revenue, net
- Related parties	$5,222,665	$1,914,703	172.77%
- Non related parties	35,054,610	24,220,308	44.73%
	40,277,275	26,135,011	54.11%

Cost of revenue (inclusive of depreciation)
- Related parties	1,164,887	884,991	31.63%
- Non related parties	33,293,993	21,012,349	58.45%
	34,458,880	21,897,340	57.37%

Gross profit in Total	5,818,395	4,237,671	37.30%

Gross margin	14.45%	16.21%	N/A

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Net revenue increased by $14.14 million or 54.11% to $40.28 million for the nine months ended September 30, 2011 from $26.14 million for the nine months ended September 30, 2010. The increase in revenue was mainly due to the increase in sale volume and selling price. The sale volume increased by 9.4% from 11,822/mt for the nine months ended September 30, 2010 to 12,929/mt for the nine months ended September 30, 2011, compared to average selling price increased by 24.2% from RMB 13,860/mt for the nine months ended September 30, 2010 to RMB17,217/mt for the nine months ended September 30, 2011. All numbers referenced are in U.S. Dollars.

Cost of Revenue

Cost of revenue primarily consists of the costs of raw materials and direct labor, packaging costs and production overhead directly attributable to the manufacture of our film products. Shipping and handling costs are also recorded in cost of revenue and are recognized when the related products are delivered to the customers.

Cost of revenue for the nine months ended September 30, 2011 increased by 57.37% to $34.46 million, as compared to $21.90 million for the nine months ended September 30, 2010. The increase was primarily attributable to the increase of sales volume in 2011.

Gross Profit and Gross Margin

We recorded a gross profit of $5.82 million for the nine months ended September 30, 2011 compared to a gross profit of $4.24 million for the nine months ended September 30, 2010. Our gross margins were approximately 14.45% and 16.21% for the nine months ended September 30, 2011 and September 30, 2010 respectively.

The slight decrease in gross margin was mainly due to lowering of average selling prices of our products as a result of intensified market competition.

Sales and Marketing

Sales and marketing expenses composed primarily of sales commissions, cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs.

Our selling and marketing expenses increased by $33,033 or 28.79%, to $147,773 for the nine months ended September 30, 2011 from $114,740 for the nine months ended September 30, 2010. The increase in sales and marketing expenses was mainly due to launching of a series of sales and marketing activities for our products.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and staff welfare expenses, legal and professional fees, entertainment expenses, traveling and office expenses.

Our general and administrative expenses increased by $715,716, or 79.56%, to $1,615,308 for the nine months ended September 30, 2011 from $899,592 for the nine months ended September 30, 2010. The increase in general and administrative expenses was mainly attributable to the increase in professional fees, certain local taxes, and use of consumable tools and staff salaries increment.

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Other Income

Other income consists primarily of income from sales of miscellaneous scrapped films and scrapped packaging materials. For the nine months ended September 30, 2011, our other income was $8,563. There was no other income for the nine months ended September 30, 2010.

Subsidy Income

Subsidy income consists primarily of the energy saving grants approved by the government authority . For the nine months ended September 30, 2010, our subsidy income was $1.44 million. There was no subsidy income for the nine months ended September 30, 2011.

Interest Income

Interest income increased by $448,729 to $488,506 for the nine months ended September 30, 2011 from $39,777 for the nine months ended September 30, 2010. The increase in interest income was mainly attributable to the interest charged to Shihong.

Interest Expenses

In 2010, we borrowed funds under two long-term loans and one short-term loan from banks in the PRC. We incurred total interest expense of $1.77 million for the nine months ended September 30, 2011, as compared to $1.10 million for the nine months ended September 30, 2010, which accounted for an increase of $669,024 or 60.89% when comparing with the nine months ended September 30, 2010. The increase in interest expense was primarily attributable to the increase in our short-term borrowings.

Income Tax Expenses

Income tax expense increased by 12.85% or $80,324 to $705,456 for the nine months ended September 30, 2011 from $625,132 for the nine months ended September 30, 2010. The increase in tax expenses was attributable to an increase in our taxable income.

We have subsidiaries that operate in various countries: British Virgin Islands, Hong Kong and the People’s Republic of China that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

We are incorporated in the State of Nevada and are subject to the tax laws of the United States of America. Since no income is derived in the US, we believe that we are not subject to US taxes.

British Virgin Islands

Under the current BVI law, BSL is not subject to tax on its income or profits. In addition, dividends and capital gains from our investments in the BVI are not subject to income taxes and no withholding tax is imposed on payments of dividends to the Company. During the nine months ended September 30, 2011 and 2010, Expressco Investment Holdings Limited did not generate any income.

Hong Kong

Huge Life Enterprise Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on assessable income. During the nine months ended September 30, 2011 and 2010, Huge Life Enterprise Limited did not generate any operating income.

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The PRC

We have generated all of our income through our operating subsidiary in the PRC and are subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China at a unified income tax of 25%.

Net Income

Net income decreased by $0.6 million or 22.98% to $2.01 million for the nine months ended September 30, 2011 from $2.61 million for the nine months ended September 30, 2010. The decrease in net income was mainly attributable to the absence of $1.44 million subsidy income for the nine months period ended September 30, 2011.

Foreign Currency Translation Gain

Our operating subsidiary is located in China. Our operating subsidiary purchases substantially all products and renders all services in China, and receives payments from customers in China using RMB as the functional currency. We do not engage in currency hedging.

On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed the RMB to appreciate as much as 0.3 percent per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the three months ended March 31, 2011 and March 31, 2010.

For the nine months ended September 30, 2011, we used the exchange rates of 6.4018 (period end) and 6.5060 (period average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $310,556, whereas for the nine months ended September 30, 2010, we implemented the exchange rates of 6.6981 (period end), and 6.8164 (period average) in calculating the assets and liabilities, revenue and expenses, and equity, respectively, which resulted in a foreign currency translation gain of $82,173.

Liquidity and Capital Resources

As at September 30, 2011, we experienced a working capital deficit of $15.62 million. This raises substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in not being able to continue as a going concern.

Since inception, our sources of cash were mainly derived from cash generated from operation , borrowings from financial institutions and capital contributed by our shareholders.

The continuation of the Company as a going concern through September 30, 2012 is dependent upon the continuing financial support from our shareholders and financial institutions. Our management believes the existing shareholders and financial institutions, if necessary, will provide additional cash to meet our working capital requirements. Currently, we are able to generate enough cash from our operations as there is a continuous inflow of sale orders to the Company, we expect our cash cycle will be shortened by prompt delivery of goods, which is normally within a month, and prompt payments received from our customers.

66

We believe our ability to generate sufficient cash flow for working capital requirements is further strengthened by:

a)	Loans from banks
b)	Competitive cost of production due to:-

-	Our production line is relatively new and with greater production throughput;
-	Less production disruptions due to power supply cut compared to other competitors in China;

c)	We have a pool of skilled workers and a loyal customer base.
d)	Market shares of our high value-added products have been increasing steadily since inception.

As of September 30, 2011, our capital commitment over the next 12 months will be the planned capital expenditure for an in-line coater machine amounted to $0.9 million.

Apart from the aforesaid, there is no other contractual obligation such as operating lease and purchase obligations for the Company over the next 12 months.

General

As of September 30, 2011, we had cash and cash equivalents of $5.50 million compared to the cash and cash equivalents of $2.61 million as of December 31, 2010. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

	Years Ended December 31,		9-month Ended Sep 30,
	2010	2009	2011	2010
Net cash provided by (used in) operating activities	$8,429,999	$(4,444,948)	$3,016,117	$5,370,878
Net cash used in investing activities	(2,602,802)	(2,679,041)	(3,367,479)	(1,673,644)
Net cash (used in) provided by financing activities	(4,185,321)	8,022,755	3,108,330	(443,987)

Operating Activities

Net cash provided by operating activities was $8.42 million for the year ended December 31, 2010 as compared to net cash used in operating activities of $4.44 million for the year ended December 31, 2009. Net cash provided by operating activities increased by $12.86 million were mainly due to an increase in net income, depreciation and amortization, deferred tax expenses, prepayment and other current assets, advances from customers and bills payable.

The increase in net income was primarily due to the fact that our trial production was commenced in May 2009 after installation of the BOPET production line. From May 2009 to August 2009, our source of revenue was related to trial run film sales and scrap sales. Till September 2009, the machine testing and tuning was on the right track and sale of BOPET film was recognized since September 2009.

The increase in depreciation and amortization and deferred tax expenses were primarily due to the increase in the acquisition of fixed assets and land use light.

The increase in prepayment and other current assets, advances from customers and bills payable were mainly attributable to the increase in revenue as have stated above.

Net cash provided by operating activities was $3.02 million for the nine months ended September 30, 2011 as compared to net cash provided by operating activities of $5.37 million for the nine months ended September 30, 2010. Net cash provided by operating activities decreased by $2.35 million and the decrease was mainly to the decrease in net income, customer deposit, other payables and accrued liabilities, and the increase in trade receivables.

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The decrease in net income was primarily due to the absence of a subsidy income during the nine months period ended September 30, 2011.

The decrease in customer deposit was primarily due to increased market competition that we charged our customers less deposit in some products in order to increase our competitiveness.

The decrease in other payables and accrued liabilities was primarily due to our prompt settlement of payments as our cash position improved.

The increase in trade receivables was primarily due to the increased sale of transfer base films which resulted in longer credit terms in order to capture more market shares.

Investing Activities

Net cash used in investing activities amounted to $2.60 million for the year ended December 31, 2010 as compared to net cash used in investing activities of $2.68 million for the year ended December 31, 2009. Net cash used in investing activities decreased by $0.08 million primarily due to fully paid off of payment on construction in progress.

Net cash used in investing activities amounted to $3.37 million for the nine months ended September 30, 2011 as compared to net cash used in investing activities of $1.67 million for the nine months ended September 30, 2010. Net cash used in investing activities increased by $1.70 million primarily due to the increase in purchase of equipment.

Financing Activities

Net cash used in financing activities amounted to $4.19 million for the year ended December 31, 2010 as compared to net cash provided by financing activities of $8.02 million and the decrease was mainly attributable to the increase in repayment to bills payable and short term bank borrowings as well as the decrease in proceeds from long-term borrowings and advances from related parties.

Net cash provided by financing activities amounted to $3.11 million for the nine months ended September 30, 2011 as compared to net cash used in financing activities of $0.44 million and the increase was mainly attributable to the increase in short term bank borrowings and the net proceeds from finance lease.

Restrictions on the ability to pay dividend

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice, which requires PRC residents to register with the competent local SAFE branch before using onshore assets or equity interests held by them to establish offshore special purpose companies, or SPVs, for the purpose of overseas equity financing. Under the SAFE Notice, such PRC residents must also file amendments to their registration in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Moreover, if the SPVs were established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC resident stockholder of any SPV fails to make the required SAFE registration and amended registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV. Failure to comply with the SAFE registration and amendment requirements described above could also result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

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Because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, financings or other relationships.

Amounts and Notes Payable Due to Related Parties

There are two notes payable due to related parties. The details are shown as follow:

1) Note payable to Hubei Xin Nanyang Property Development Co., Limited - this is a one-time transaction, unsecured and repayable on November 1. 2012, with an interest rate based on the Bank of China’s benchmark lending rate and no financial and negative covenant need to comply with. It was early repaid in full during the nine months ended September 30, 2010.

2) Note payable to Hubei Shihong Material Science And Technology Co., Limited - this is a one-time transaction, unsecured and repayable on November 30, 2015, with an imputed interest rate at 5% and no financial and negative covenant need to comply with. It was early repaid in full during the nine months ended September 30, 2011.

Amounts Due to a Director

As of September 30, 2011, the amount due to director was fully settled.

China Contribution Plan

Under the PRC Law, full-time employees of our subsidiary in the PRC, are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. YDIC is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $97,404 and $42,145 for the years ended December 31, 2010 and 2009, respectively.

Statutory Reserve

Under the PRC Law, our subsidiary in the PRC is required to make appropriation to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital.  The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

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For the years ended December 31, 2010 and 2009, we made an appropriation of $86,972 and $0 to statutory reserve, respectively.

Commitments and Contingencies

(a)           Capital commitment

As of September 30, 2011, the Company is committed to the future contingent payments of approximately $0.9 million on the purchase of new plant and equipment in the next twelve months.

(b)           Unused credit facility

The Company obtained a credit facility from Bank of China with the maximum limit of $6.25 million (equivalent to RMB40 million), in a term of 1 years, expiry on May 9, 2012. Advances under this credit facility are secured by land use rights and properties owned by Weida. As of September 30, 2011, the unused credit facility was $0.78 million (equivalent to RMB5 million).

Subsequent Events

On March 29, 2011, we, through HLEL, acquired all of the equity shares of YDIC. Upon the consummation of the acquisition, YDIC became a wholly-owned subsidiary of HLEL.

On April 30, 2011, we entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), hereby we issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s results of operations and liquidity and capital resources are based on our audited consolidated financial statements for the years ended December 31, 2010 and 2009, which have been prepared in accordance with U.S. GAAP. In connection with the preparation of consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. The assumptions, estimates and judgments included within these estimates are based on historical experience, current trends and other factors we believe to be relevant at the time the consolidated financial statements were prepared. On a regular basis, the accounting policies, assumptions, estimates and judgments are reviewed to ensure that the consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the assumptions and estimates, and such differences could be material.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but are not limited to: (1) inventory costs and reserves; (2) asset impairments (3) and depreciable lives of assets. Future events and their effects cannot be predicted with certainty, and accordingly, accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update these assumptions and estimates on an ongoing basis and may employ outside experts to assist us with these evaluations. Actual results could differ from the estimates that have been used.

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Significant accounting policies are discussed in Note 3, Summary of Significant Accounting Policies, to the accompanying audited consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain.

Basis of Consolidation

The audited consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries were eliminated upon consolidation.

Revenue Recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Revenue from the sale of polyester films and plastic products is recognized when the products are delivered to and received by the customers, collectability is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”).  Our products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by us in addition to the invoiced value of purchases to the extent not refunded for export sales. We are required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified.  Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing or compensation committees at this time.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)
Zhian Zhang	60	Chairman, director
Yongsheng Yang	40	Chief Executive Officer, director
Keng Swee Goh	45	Chief Financial Officer, director

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The persons named above have held their offices/positions since the inception of the Company and are expected to hold said offices/positions until the next annual meeting of our stockholders. Mr. Zhang, Mr. Yang and Mr. Goh are also the Board of Directors of the Company.  Mr. Zhang is the Chairman of the Board. These officers and directors are the only officers, directors and promoters of the Company.

Background Information about Our Officers and Directors

Mr. Zhian Zhang – Chairman

Mr. Zhian Zhang, age 60, has been the Chairman of the Board and a director of China Films Technology Inc. since its inception on April 8, 2011. He is a senior economist in China. Since September 2009, Mr. Zhang served as the Chairman of the Board, President and Secretary of the Party Committee of YDIC as well as the General Manager of Hubei Shihong Material Science and Technology Co., Ltd., a privately-held company engaged in the business of manufacture and sale of BOPP films in China. From April 2006 to August 2009, Mr. Zhang was the Chairman of the Board and President of YDIC and the General Manager of Hubei Firsta New Packaging Material Co., Ltd., a privately-held company engaged in the business of research and development, manufacture and sales of flexible films and packaging products in China, in which he was responsible for the strategic planning of the company.  Mr. Zhang graduated from College of Business Administration in Renmin University of China in 1972. Since September 2009, Mr. Zhang served as the vice-president of China Packaging Technology Association (CPTA), deputy to the National People’s Congress.

Mr. Yongsheng Yang – Chief Executive Officer

Mr. Yongsheng Yang, age 40, has been the Chief Executive Officer and a director of China Films Technology Inc. since its inception on April 8, 2011 and has played a significant role in formulation and setting of overall business strategies and policies for development and growth of the Company.  Mr. Yang is a senior engineer in material engineering with over 20 years of experience in the flexible film and packaging industry in China in areas of BOPET and BOPP production, operations and quality control.  Since September 2009 Mr. Yang served as the director of Technology Center of the YDIC as well as the Chairman, director of the Board and Chief Executive Officer of Yunmeng Debang Enterprise Co., Ltd., a privately-held company engaged in the business of R&D, manufacture and sales of flexible films and packaging products in China, in which he was responsible for the strategic planning and overall management of the company.  From November 2007 to August 2009, Mr. Yang was the Vice President and the director of Technology Center of YDIC. From December 2005 to October 2007, Mr. Yang was the General Manager of Hubei Jinyuan Science and Technology Co., Ltd., a privately-held company engaged in the business of R&D, manufacture and sales of flexible films products in China, in which he was responsible for the strategic planning and overall management of the company.  Mr. Yang graduated from Huazhong University of Science and Technology in 1997 with a bachelor degree in Materials Science and Engineering.

Mr. Keng Swee Goh – Chief Financial Officer

Mr. Keng Swee Goh, age 45, has been the Chief Financial Officer and a director of China Films Technology Inc. since its inception on April 8, 2011 and has played a significant role in financial management and corporate finance of the Company. Mr. Goh previously held a number of senior management positions in Finance, FMCG sales and marketing, production and operation of sizable companies in China and Singapore.  From January 2011 until April 2011, Mr. Goh served as Chief Financial Officer of Yunmeng Debang Enterprise Co., Ltd., a privately-held company engaged in the business of R&D, manufacture and sales of flexible films and packaging products in China, in which Mr. Goh was responsible for the financial management of the company.  From January 2008 until December 2010, Mr. Goh was the chief accountant of YDIC. From 2006 to 2007, Mr. Goh served as the Deputy General Manager of Southern Packaging Co., Ltd., a company publicly listed in the Singapore Stock Exchange primarily engaged in the business of manufacture and sale of flexible and rigid packaging products in China. Mr. Goh is a graduate of National University of Singapore in Singapore and is a Certified Public Accountant in Singapore.

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  Director Qualifications

The Company has determined that the following qualifications merited such person to serve on the Board of Directors:

Mr. Zhian Zhang is a senior economist in China and has served in many senior executive positions throughout his career, including with companies in the same industry as the Company. He has served as the Vice President of China Packaging Technology Association and deputy to the National People’s Congress.

Mr. Yongsheng Yang is a senior engineer in material engineering. He has extensive experience in the flexible film and packaging industry in China in the areas of BOPET and BOPP production, operations and quality control. Mr. Yang has instrumental in developing the Company’s strategies and policies.

Mr. Keng Swee Goh has extensive experience in financial management and corporate finance and has held senior management positions in finance, sales and marketing, production and operations of large companies in Singapore and China, including Southern Packaging Co., Ltd., a company listed on the Singapore Stock Exchange.

There are no family relationships among our officers, directors, or persons nominated for such positions.

None of our executive officers, directors, significant employees, promoters or control persons have been involved in any bankruptcy proceedings within the last ten years, been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

Board Committees; Corporate Governance

The Board of Directors acts as the Audit Committee and the Board has no separate committees. We do not currently have an audit committee. None of our directors is currently independent. We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee in the near future. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

Auditors; Code of Ethics; Financial Expert

We do not currently have an audit committee financial expert.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Zhian Zhang Chairman Yongsheng Yang CEO Keng Swee Goh CFO	2009 2010 2009 2010 2009 2010	$0 $0 $0 $0 $0 $0	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -	- - - - -

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Zhian Zhang	-	-	-	-	-	-	-	-	-
Yongsheng Yang	-	-	-	-	-	-	-	-	-
Keng Swee Goh	-	-	-	-	-	-	-	-	-

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Zhian Zhang	-	-	-	-	-	-	-
Yongsheng Yang	-	-	-	-	-	-	-
Keng Swee Goh	-	-	-	-	-	-	-

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Option Grants

There have been no individual grants of stock options to purchase our common stocks made to any of the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises and Fiscal Year-End Option Value

There have been no stock options exercised by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards

There have been no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. To date, no amounts have been paid to, or accrued to, our directors in such capacity as the issue of directors’ compensation is currently under discussion.

Employment Agreements

We have employment agreements in place with our officers and directors.

Employment Agreement with Zhian Zhang

On April 8, 2011, we entered into an employment agreement with Mr. Zhian Zhang to serve as our Chairman for a term of two years with an annual salary of RMB420, 000 ($65,628.06). Mr. Zhang is entitled to reimbursement of reasonable business expenses incurred in connection with his employment. We may terminate the employment agreement for cause or if Mr. Zhang becomes disabled or dies. The employment agreement may also be terminated by us upon 90-day’s written notice. Mr. Zhang may terminate the agreement by giving us a 30-day’s written notice. The employment agreement contains certain restrictive covenants applicable during his employment and thereafter preventing both competition with us and disclosure of our confidential information.

Employment Agreement with Yongsheng Yang

On April 8, 2011, we entered into an employment agreement with Mr. Yongsheng Yang to serve as our Chief Executive Officer for a term of two years with an annual salary of RMB360,000 ($56,252.62). Mr. Yang is entitled to reimbursement of reasonable business expenses incurred in connection with his employment. We may terminate the employment agreement for cause or if Mr. Yang becomes disabled or dies. The employment agreement may also be terminated by us upon 90-day’s written notice. Mr. Yang may terminate the agreement by giving us a 30-day’s written notice. The employment agreement contains certain restrictive covenants applicable during his employment and thereafter preventing both competition with us and disclosure of our confidential information.

Employment Agreement with Keng Swee Goh

On April 8, 2011, we entered into an employment agreement with Mr. Keng Swee Goh to serve as our Chief Financial Officer for a term of two years with an annual salary of RMB360,000 ($56,252.62). Mr. Goh is entitled to reimbursement of reasonable business expenses incurred in connection with his employment. We may terminate the employment agreement for cause or if Mr. Goh becomes disabled or dies. The employment agreement may also be terminated by us upon 90-day’s written notice. Mr. Goh may terminate the agreement by giving us a 30-day’s written notice. The employment agreement contains certain restrictive covenants applicable during his employment and thereafter preventing both competition with us and disclosure of our confidential information.

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Certain Relationships and Related Transactions

(i) Balances with related parties

		As of December 31,
		2010	2009

Demand notes payable, secured, interest-bearing and repayable on April 20, 2011	(a)	$4,234,853	$1,974,492

Temporary advances, unsecured, interest-free and repayable on demand	(b)	948,366	9,518,606

Notes payable, unsecured	(c)	4,537,342	2,080,095
Total:		$9,720,561	$13,573,193

(a)       For the year ended December 31, 2010, the Company obtained a banking facility with a local bank, Hankou Bank of $4.2 million, which is collateralized by $1.3 million restricted cash with the bank and guaranteed by its former holding company, Hubei Shihong Material Science and Technology Co., Ltd., which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company (“Shihong”). The note is drawn against the bank in a form of 6-month bill payable to Shihong, repayable on April 20, 2011. The note bears the administrative fee equal to 110% of Bank of China Benchmark Lending Rate. As of December 31, 2010, the note payable totaled $4,234,853 and was subsequently repaid in full upon the maturity.

For the year ended December 31, 2009, the Company obtained a banking facility with Bank of China and Citic Bank of $0.8 million and $1.2 million, respectively, which is collateralized by $2.0 million restricted cash with the banks. The notes are drawn against the banks in a form of 6-month bill payable to Shihong, which at present is controlled by Mr. Zhian Zhang, Chairman of the Company, repayable on March 8, 2011 and March 14, 2011, respectively. The notes bear the administrative fee equal to 110% of Bank of China Benchmark Lending Rate. As of December 31, 2009, the notes payable totaled $1,974,492 and were subsequently repaid in full upon the maturity.

The Bank of China Benchmark Lending Rate is 5.10% and 4.86% per annum for the years ended December 31, 2010 and 2009, respectively.

(b)       These temporary advances are made to the Company by its former holding company, Shihong, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company, for its working capital purpose, which was unsecured, interest-free and repayable on demand. Imputed interest is calculated at an average market rate of 5% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $436,000 and $705,000 for the years ended December 31, 2010 and 2009, respectively.

(c)        In November 2009, the Company received an unsecured note payable due to a related party, Xin Nanyang, which is controlled by its former holding company, Shihong, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company . The note is unsecured, carries interest at the Bank of China Benchmark Lending Rate, payable monthly and repayable on November 1, 2012. In September 2010, the Company repaid the principal outstanding in full.

In November 2010, the Company received an unsecured note payable due to its former holding company, Shihong, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company, which is unsecured, interest-free and matures on November 30, 2015. Imputed interest is calculated at an average market rate of 5% per annum on the amount due and $37,000 imputed interest recorded as additional paid-in capital for the year ended December 31, 2010.

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(ii) Significant transactions with related parties during the years were summarized as follows:

		Years ended December 31,
Nature of transactions	Related parties	2010	2009

Sales of raw materials	(a)	$3,924,051	$294,357
Sales of polyester film products	(a), (b)	789,970	35,958
Sub-contracting fee	(c)	320,451	-
Transportation fee	(a)	1,001,371	350,480
Interest expense	(d)	118,869	26,633
Guarantee fee charge	(d)	73,834	-
Sales of plant and equipment	(a)	771,082	-
Cost of construction	(d)	$-	$42,003

(a) These related party transactions are transacted with Shihong, the Company’s former holding company, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company.

(b) These related party transactions are transacted with Hubei Fushi Material Science And Technology Co., Ltd.

(c) These related party transactions are transacted with Hubei Changxing Packaging Co., Ltd. Metallized Branch Office.

(d) These related party transactions are transacted with Xin Nanyang.

The related parties are under common control of its former holding company of the Company, Shihong. All of these related party transactions are generally transacted in an arm-length basis at the current market value in the normal course of business.

(iii) Significant non-cash transactions with related parties during the years were summarized as follows:

As of December 31, 2010 and 2009, the Company obtained the security over the assets owned by its former holding company, Shihong, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company, for the aggregate borrowing up to $7,562,237 (equivalent to RMB50 million) and $0 respectively.

As of December 31, 2010 and 2009, the Company obtained the security over the asset owned by a related party, Xin Nanyang, which is controlled by its former holding company, Shihong, which at present is controlled by Mr. Zhian Zhang, the Chairman of the Company, for the aggregate borrowing up to $2,117,426 (equivalent to RMB14 million) and $4,972,796 (equivalent to RMB34 million) respectively.

As of December 31, 2010 and 2009, the Company obtained the guarantee from Mr. Wu Kunqing and Mr. Zhang Zhian, the directors of the Company’s former holding company, for the aggregate borrowing up to $2,117,426 (equivalent to RMB14 million) and $2,047,622 (equivalent to RMB14 million) respectively.

 (iv) Promoters and Certain Control Persons

On April 30, 2011, Mr. Harry Orfanos acted as the promoter and signed on behalf of China Films Technology Inc. in the share exchange agreement with Expressco Investment Holdings Ltd.

Conflicts of Interest

We do not currently have any material conflicts of interest by or among our current officers, directors, key employees or advisors. We have not yet formulated a policy for handling conflicts of interest; however, we intend to do so upon the effectiveness of our registration statement of which this prospectus is a part, and, in any event, prior to hiring any additional employees.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information and Security Ownership Table set forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Names and Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Ownership(1)
Giona Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(2)	Common Stock	2,484,336	4.25%
Gatsberg Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(3)	Common Stock	2,484,336	4.25%
Lindenberg Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(4)	Common Stock	2,484,336	4.25%
Pierre Investments Limited Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(5)	Common Stock	2,484,336	4.25%
Zhian Zhang Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China(2)(3)(4)(5)	Common Stock	22,537,728	21.58%
Yongsheng Yang Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	Common Stock	1,799,888	3.08%
Keng Swee Goh Chengguan, Mengze Road, YunMeng Xian, XiaoGan Shi, Hubei Province, China	Common Stock	100,448	0.17%

All Officers and Directors as a Group (3 persons)		24,438,064	41.8%

(1)	Based on 58,400,000 shares of common stock issued and outstanding as of January 15, 2012.

(2)	Linkuan Li is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Giona Investments Limited

(3)	Qinyun Wang is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Gatsberg Limited.

(4)	Huming Wang is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Lindenberg Investments Limited.

(5)	Ji Chen is the nominee of the Company and Mr. Zhian Zhang has sole voting and dispositive control of the shares of common stock owned by Pierre Investments Limited.

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Shares Eligible for Future Sale

We are registering 5,400,000 shares of common stock.  Beginning October 30, 2011, the remaining shares of our common stock will be available for sale under Rule 144 provided that we are current in our filings with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Pursuant to the Articles of Incorporation and By-Laws of our parent Nevada corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

We are filing a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon effectiveness of this registration statement of which this prospectus is a part, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports,  such as Forms 10-K, 10-Q and 8-K, proxy statements, under Sec.14 of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.com.

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CHINA FILMS TECHNOLOGY INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Page

Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-27

Condensed Consolidated Statements of Operations And Comprehensive Income for the Nine Months ended September 30, 2011 and 2010	F-28

Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2011 and 2010	F-29

Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Nine Months ended September 30, 2011	F-30

Notes to Condensed Consolidated Financial Statements	F-31 – F-45

80

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Films Technology Inc.

We have audited the accompanying consolidated balance sheets of China Films Technology Inc. and its subsidiaries (“the Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in stockholders’ equity for the years ended December 31, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of operations and cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered from a working capital deficit, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited

Certified Public Accountants

Hong Kong, China

May 25, 2011, except Note 23, which is dated February 13, 2012

 9 FLOOR, CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD ROAD, CENTRAL, HONG KONG

Tel: (852) 2573 2296     Fax: (852) 2384 2022                                                           http://wwwhkcmcpa.us

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CHINA FILMS TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,614,256	$942,992
Restricted cash	3,103,035	2,241,862
Accounts receivable, net	2,260,647	365,431
Advances to suppliers	2,242,058	1,102,933
Inventories	2,434,014	847,859
Deferred tax assets	-	808,608
Prepayments and other current assets	110,650	1,321,609
Total current assets	12,764,660	7,631,294

Non-current assets:
Land use rights, net	505,094	495,697
Property, plant and equipment, net	26,440,913	26,232,400
TOTAL ASSETS	$39,710,667	$34,359,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$2,117,426	$3,042,181
Accounts payable and accrued liabilities	2,073,248	2,056,525
Bills payable	821,071	-
Advances from customers	1,929,320	488,855
Current portion of long-term bank borrowings	9,679,664	2,047,622
Amounts due to related parties	5,183,219	11,493,098
Amount due to a director	10,634	25,215
Income tax payable	297,226	-
Deferred tax liabilities	88,700	-
Total current liabilities	22,200,508	19,153,496

Long-term liabilities:
Notes payable, related parties	4,537,342	2,080,095
Long-term bank borrowings	4,537,342	11,700,696

Total liabilities	31,275,192	32,934,287

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 58,400,000 shares issued and outstanding, respectively	5,840	5,840
Additional paid-in capital	6,963,872	4,683,507
Statutory reserve	86,972	-
Accumulated other comprehensive income	291,935	109,020
Retained earnings (accumulated deficit)	1,086,856	(3,373,263)
Total stockholders’ equity	8,435,475	1,425,104
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,710,667	$34,359,391

See accompanying notes to consolidated financial statements.

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CHINA FILMS TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for the number of shares)

	Years ended December 31,
	2010	2009
Revenue, net
- Related parties	$4,714,021	$330,315
- Non related parties	36,005,674	8,684,745

Total revenue, net	40,719,695	9,015,060

Cost of revenue (inclusive of depreciation)
- Related parties	1,321,822	350,480
- Non related parties	30,636,955	10,191,078
Gross profit (loss)	8,760,918	(1,526,498)

Operating expenses:
Sales and marketing	436,022	27,149
General and administrative	2,105,139	1,048,961
Total operating expenses	2,541,161	1,076,110
Income (loss) from operations	6,219,757	(2,602,608)

Other income (expense):
Government subsidy income	1,445,694	-
Interest income	74,836	10,076
Imputed interest on loan payable to related parties	(473,000)	(705,000)
Interest expense	(1,528,194)	(802,031)

Income (loss) before income taxes	5,739,093	(4,099,563)

Income tax (expense) benefit	(1,192,002)	787,595

NET INCOME (LOSS)	$4,547,091	$(3,311,968)

Other comprehensive income:
- Foreign currency translation gain	182,915	8,594
COMPREHENSIVE INCOME (LOSS)	$4,730,006	$(3,303,374)

Net income (loss) per share – Basic and diluted	$0.08	$(0.06)

Weighted average common shares outstanding – Basic and diluted	58,400,000	58,400,000

See accompanying notes to consolidated financial statements.

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CHINA FILMS TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”) )

RESTATED

	Years ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$4,547,091	$(3,311,968)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,987,397	1,261,766
Loss on disposal of property, plant and equipment	59,362	-
Allowance for doubtful accounts	110,036	-
Deferred tax expense (benefit)	902,097	(787,595)
Imputed interest on loan payable to related parties	473,000	705,000
Changes in operating assets and liabilities:
Accounts receivable, trade	(1,946,425)	(365,233)
Advances to suppliers	(1,074,397)	(1,102,337)
Inventories	(1,518,898)	(847,400)
Prepayments and other current assets	1,225,080	(526,819)
Accounts payable and accrued liabilities	1,180,165	41,048
Bills payable	800,850	-
Advances from customers	1,388,735	488,590
Income tax payable	289,906	-
Net cash provided by (used in) operating activities	8,423,999	(4,444,948)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,141,649)	(777,778)
Proceeds from disposal of property, plant and equipment	771,082	-
Payments on construction in progress	(1,232,235)	(1,901,263)
Net cash used in investing activities	(2,602,802)	(2,679,041)

Cash flows from financing activities:
Changes in restricted cash	(765,420)	(2,240,650)
Capital contribution from its former holding company	1,807,365	-
Proceeds from short-term bank borrowings	2,065,277	3,040,536
Payments on short-term bank borrowings	(3,068,412)	(979,403)
Proceeds from long-term bank borrowings	-	2,338,874
(Repayment to) advances from related parties	(4,209,070)	5,877,645
Repayment to a director	(15,061)	(14,247)
Net cash (used in) provided by financing activities	(4,185,321)	8,022,755

Effect of exchange rate changes in cash and cash equivalents	35,388	594

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,671,264	899,360

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	942,992	43,632

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,614,256	$942,992

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$1,528,194	$1,235,375

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Construction in progress transfer to property, plant and equipment	$36,565	$21,164,018

See accompanying notes to consolidated financial statements.

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CHINA FILMS TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Common stock		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income	(Accumulated deficit) retained earnings	Total stockholders’ equity
	No. of share	Amount

Balance as of January 1, 2009	58,400,000	$5,840	$3,978,507	$-	$100,426	$(61,295)	$4,023,478

Imputed interest	-	-	705,000	-	-	-	705,000
Net loss for the year	-	-	-	-	-	(3,311,968)	(3,311,968)
Foreign currency translation adjustment	-	-	-	-	8,594	-	8,594
Balance as of December 31, 2009	58,400,000	5,840	4,683,507	-	109,020	(3,373,263)	1,425,104

Capital contribution	-	-	1,807,365	-	-	-	1,807,365
Imputed interest	-	-	473,000	-	-	-	473,000
Net income for the year	-	-	-	-	-	4,547,091	4,547,091
Appropriation to statutory reserve	-	-	-	86,972	-	(86,972)	-
Foreign currency translation adjustment	-	-	-	-	182,915	-	182,915
Balance as of December 31, 2010	58,400,000	$5,840	$6,963,872	$86,972	$291,935	$1,086,856	$8,435,475

See accompanying notes to consolidated financial statements

85

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.	ORGANIZATION AND BUSINESS BACKGROUND

China Films Technology Inc. (“the Company”) was incorporated in the State of Nevada on April 8, 2011.

On April 30, 2011, the Company entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), whereby the Company issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States. As a result of the share exchange transaction, Expressco became a wholly-owned subsidiary of the Company. Unless otherwise indicated, all references to the Company throughout the financial statements include the operations of Expressco and its subsidiaries.

Expressco was incorporated in the British Virgin Islands (the “BVI”) on January 4, 2010 as a limited liability company with registered share capital of $50,000, divided into 50,000 common shares of US$1 par value each, for the purpose of holding 100% equity interest in Huge Life Enterprises Limited (“HLEL”).

HLEL was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) on April 13, 2010 as a limited liability company with authorized share capital of $1,300, divided into 10,000 ordinary shares of $0.13 (equivalent to Hong Kong Dollars (“HK$”) HK$1) par value each, for the purpose of holding 100% equity interest in Yunmeng Debang Industrial Co., Ltd. (“YDIC”).

On March 29, 2011, the Company approved the Reorganization and executed the share exchange transaction with the former equity owners of YDIC in exchange for the entire equity interest in YDIC. Immediately following the share exchange transactions, YDIC became a wholly-owned subsidiary of HLEL. YDIC is registered as a wholly foreign-owned enterprise under the laws of the People’s Republic of China (the “PRC”) and incorporated on April 6, 2008 and is principally engaged in the sale and production of packaging film products with the principal place of business in Yunmeng County Economic & Technological Development Zone of Hubei province, the PRC.

Prior to the Reorganization, YDIC was formerly owned by ten PRC individuals, directly or indirectly through Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”), in which nine PRC individuals have subsequently become the shareholder of the Company with the aggregate shareholding of 57.6% and two individuals namely Mr. Zhian Zhang and Mr. Yongsheng Yang, are appointed as the directors of the Company.

Following the Reorganization , the Company, Expressco, HLEL and YDIC are entities under common control of these nine ultimate PRC individual owners, including Mr. Zhian Zhang and Mr. Yongsheng Yang , the ownership transfer transaction is accounted for as a transfer of entities under common control under the guidance of Accounting Standards Codification (“ASC”) Topic 805-50-15-6, “Transactions Between Entities Under Common Control”. Hence, the consolidation of all the companies has been accounted for at historical cost and prepared on the basis as if the ownership transfer transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The details of the Company’s subsidiaries are described below:

	Company name	Place and date of incorporation	Particulars of issued / registered capital	Principal activities	Effective equity interest

1.	Expressco Investment Holdings Limited ("Expressco")	British Virgin Islands (“BVI”) January 4, 2010	50,000 issued shares of US$1 each	Holds 100% equity interest in HLEL	100%

2.	Huge Life Enterprises Limited (“HLEL”)	Hong Kong April 13, 2010	10,000 issued ordinary share of HK$1 each	Holds 100% equity interest in YDIC	100%

3.	Yunmeng Debang Industrial Co., Ltd. (“YDIC”)	The PRC April 6, 2008	RMB40,000,000	Manufacture and sales of packaging film products	100%

The Company and its subsidiaries are hereinafter collectively referred to as (“the Company”).

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CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

2.	GOING CONCERN UNCERTAINITIES

The accompanying consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2010, the Company experienced a working capital deficit of $9,435,848. The continuation of the Company as a going concern through December 31, 2011 is dependent upon the continuing financial support from its shareholders or external borrowings. Management believes the existing shareholders will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

-	Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

-	Use of estimates

In preparing these consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the years reported. Actual results may differ from these estimates.

-	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries have been eliminated upon consolidation.

-	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

-	Restricted cash

The Company maintains restricted cash accounts held with several financial institutions in the PRC, which are pledged as collateral for certain banking facilities, such as 6-month bills payable, short-term demand notes payable due to a related party and standby letter of credit that will be expired or matured in the next twelve months.

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CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

-	Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments.

-	Inventories

Inventories consist primarily of raw materials, work in progress and finished goods of polyester films and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the years ended December 31, 2010 and 2009, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

-	Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers were $2,242,058 and $1,102,933 as of December 31, 2010 and 2009, respectively. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers were $1,929,320 and $488,855 as of December 31, 2010 and 2009, respectively and are recognized in revenue when delivery has occurred.

Both advances to suppliers and advances from customers are interest free and unsecured.

-	Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, the Company’s land purchases in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreement on a straight-line basis, which is 70 years and will expire in 2078.

-	Properties, plant and equipment

Properties, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Expected useful life	Residual value
Buildings	20 years	2%
Plant and machinery	13 years	2%
Furniture, fittings and office equipment	3-5 years	2%
Motor vehicles	4 years	2%

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CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

-	Construction in progress

Construction in progress is stated at cost, which includes cost of construction, purchase of plant and equipment and other direct costs attributable to the construction of a new manufacturing facility. Construction in progress is not depreciated until such time as the assets are completed and put into operational use. $433,344 interest was capitalized during the period of construction for 2009 fiscal year. The construction of a new manufacturing was fully completed and put into operational use in 2009.

-	Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “ Impairment or Disposal of Long-Lived Assets” , all long-lived assets such as construction in progress, properties, plant and equipment and land use rights held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment charge for the years presented.

     a)  Based on the discounted cash flow model, the fair value of the Company's long-lived asset group exceeds 90% of its carrying value at December 31, 2010.

 (a)           The assumptions driven the estimated fair value include:

-          Revenue is expected to be increased by a steady growth rate of 5%, until 2014 year at its full manufacturing capacity.

-          Discount rate is 7% per annum, based on the average borrowing rate in the PRC

-          Gross profit is expected to be 23% over the time period of 10 years

-          The efficient life of long-lived asset group is expected to be 10 years from 2011 through 2020.

(   b)           Uncertainty associated with key assumptions may relate to:

-   Growth rate of revenue may be varied to the fluctuation of market demand or technological changes

-   Change in interest rate in the PRC

-   Fluctuation in gross profit due to market competitiveness

(   c)           Potential events and/or circumstances that could have a negative effect to the estimated fair value include fire accident, unexpected sales decline or change in technology.

-	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

(a)	Sales of products

Revenue from the sale of polyester films is recognized when the products are delivered to and received by the customers, collectability is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). The Company's products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

The Company is required to remit VAT collected to the tax authority, but may deduct VAT it has paid on eligible purchases. As of December 31, 2010 and 2009, the Company has VAT payable of $389,594 and VAT receivable of $539,489 in the consolidated financial statements.

(b)	Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

-	Cost of revenue

Cost of revenue includes cost of raw materials purchased from third parties, depreciation on plant and machinery, amortization on land use rights, direct labor, packaging cost, inbound freight charges, inspection costs and production overhead directly attributable to the manufacture of polyester film products. Shipping and handling cost are recorded in cost of revenue and are recognized when the related product is delivered to the customer. No purchasing and receiving costs, warehousing costs and internal transfer costs are incurred by the Company during the years reported.

-	Operating expenses

Sales and marketing expenses include staff cost, travelling cost and office expenses that are incurred by sales department of the Company. General and administrative expenses include remuneration to executive officers, professional fee, bank charge and guarantee fee, government levy, local tax and duties, depreciation and amortization, staff cost and office expense that are incurred by administrative department and research and development cost.

-	Research and development cost

The Company expenses research and development costs as incurred. These costs consist primarily of labor charges and material costs associated with development of the Company’s new commercial products and manufacturing know-how. These research and development expenses amounting to approximately $109,590 and $77,502 during the years ended December 31, 2010 and 2009, respectively, are included in general and administrative expense.

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CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

-	Advertising expenses

Advertising costs are expensed as incurred under ASC Topic 720-35, “Advertising Costs”. There was no advertising cost incurred for the years ended December 31, 2010 and 2009.

-	Government subsidy income

Subsidy income is received at a discretionary amount as determined by the local PRC government. Subsidy income is recognized at their fair value where there is a reasonable assurance that the subsidy will be received and the Company will comply with applicable conditions whereas the manufacturing plant of the Company is approved by the government authority to satisfy with the energy saving milestone requirement. Subsidy income is recognized in the accompanying consolidated statements of operations at the period when it was received from the local PRC government.

-	Comprehensive income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying consolidated statements of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

-	Income taxes

Income taxes are determined with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2010 and 2009, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authorities.

90

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

-	Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

-	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiary in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement” , using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries into US$1 has been made at the following exchange rates for the respective year:

	2010	2009
Year-end RMB: US$1 exchange rate	6.6118	6.8372
Annual average RMB: US$1 exchange rate	6.7788	6.8409

-	Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the consolidated statements of operation and comprehensive income as and when the related employee service is provided.

-	Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. A summary of related parties are presented as follows:

91

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Name of related parties	Relationship with the Company

Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”)	Controlled by Mr. Zhian Zhang
Hubei Xin Nanyang Property Development Co., Ltd. (“Xin Nanyang”)	Controlled by Mr. Zhian Zhang

Hubei Fushi Material Science And Technology Co., Ltd. (“Fushi”)	Controlled by Mr. Zhian Zhang

Hubei Changxing Packaging Co., Ltd. Metallized Branch Office (“Changxing”)	Controlled by Mr. Zhian Zhang

Mr. Wu Kunqing	The director of Fushi

Mr. Zhian Zhang	The director of the Company

Mr. Yang Yongsheng	The director of the Company

-	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2010 and 2009, the Company operates in one reportable business segment in the PRC.

-	Derivative instruments

The Company accounts for its derivatives instruments as either assets or liabilities and record them at fair value under ASC Topic 815, “Derivatives and Hedging”. Changes in the fair value of derivatives that do not qualify or are not effective as hedges are recognized currently in earnings. The Company does not use derivative financial instruments for speculative or trading purposes, nor do the Company hold or issue leveraged derivative financial instruments.

The Company generally uses foreign exchange forward contracts to hedge certain existing and anticipated foreign currency denominated transactions. Foreign exchange forward contracts generally mature within 180 days of inception. Gains and losses arising from the effective portion of foreign exchange forward contracts that are designated as cash flow hedging instruments are recorded in accumulated other comprehensive income or loss and are subsequently reclassified into earnings in the same period or periods during which the underlying transactions affect earnings.

As of December 31, 2010, the Company held a forward foreign exchange contract outstanding which is matured in May 2011, with a notional value of US$834,055 against RMB5, 524,279 on the balance sheet at fair value. Change in the fair value of the contract is considered insignificant for the year ended December 31, 2010 and no gains or losses are recorded.

-	Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash, restricted cash, accounts receivable, advances to suppliers, prepayments and other current assets, accounts payable, amounts due to related parties and a director, income tax payable, advances from customers, accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate at fair values.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of its bills payable, short and long-term bank borrowings approximate the carrying amount.

The Company also follows the guidance of ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

-	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

-	Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes option-pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

-	Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Financial assets and liabilities measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

As of December 31, 2010	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$2,614,256	$-	$-	$2,614,256
Restricted cash held by banks	3,103,035	-	-	3,103,035
Total	$5,717,291	$-	$-	$5,717,291

As of December 31, 2009	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$942,992	$-	$-	$942,992
Restricted cash held by banks	2,241,862	-	-	2,241,862
Total	$3,184,854	$-	$-	$3,184,854

As of December 31, 2010 and 2009, no financial assets and liabilities were measured and recognized at fair value on a non-recurring basis.

72

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The Company also follows the guidance of ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes option-pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

-	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations, as follows:

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-14 to amend ASC 605 “Revenue Recognition.” The amendments in this update change the accounting model for revenue arrangements that include both tangible products and software elements. The amendments in ASU 2009-14 will be effective for the fiscal years beginning January 1, 2011. The Company believes that ASU 2009-13 will not have a material impact on its consolidated financial statements.

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The amendments in ASU 2009-13 will be effective for the fiscal years beginning January 1, 2011. The Company believes that ASU 2009-13 will not have a material impact on its consolidated financial statements

In January 2010, the FASB issued further guidance under ASC Topic 820, “Fair Value Measurements and Disclosures ” ("ASC 820"). ASC 820 requires disclosures about the transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). ASC 820 is effective for the fiscal years and interim periods beginning after December 15, 2010. The Company will adopt the update on January 1, 2011 and expects that ASC 820 will not have a material impact on its consolidated financial statements.

92

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In December 2010, the FASB issued ASU 2010-28, “Intangibles – Goodwill and Other (ASC Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts ”. The ASU does not prescribe a specific method of calculating the carrying value of a reporting unit in the performance of step 1 of the goodwill impairment test (i.e. equity-value-based method or enterprise-value-based method). However, it requires entities with a zero or negative carrying value to assess, considering qualitative factors such as those used to determine whether a triggering event would require an interim goodwill impairment test (listed in ASC Topic 350-20-35-30, “Intangibles – Goodwill and Other – Subsequent Measurement”), whether it is more likely than not that a goodwill impairment exists and perform step 2 of the goodwill impairment test if so concluded. ASU 2010-28 is effective for the Company beginning January 1, 2011 and early adoption is not permitted. The Company does not expect the adoption of ASU 2010-28 to have a material impact on its consolidated financial position or results of operations.

In April 2011, the FASB issued new accounting guidance for purposes of measuring the impairment of receivables and evaluating whether a troubled debt restructuring has occurred. An entity should disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption related to those receivables that are newly considered impaired under Section 310-10-35 for which impairment was previously measured under ASC Topic 450-20, “Contingencies–Loss Contingencies”. Currently, this guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial position, results of operations, cash flows, or disclosures.

4.	RESTRICTED CASH

Restricted cash consist of the following:

	As of December 31,
	2010	2009

Restricted cash under bills payable	$831,846	$-
Restricted cash under demand notes due to related party	1,270,456	1,974,492
Restricted cash under standby letter of credit	1,000,733	267,370

	$3,103,035	$2,241,862

5.	ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, the Company provided the allowance for doubtful accounts of $110,036 for the year ended December 31, 2010.

	As of December 31,
	2010	2009

Accounts receivable, cost	$2,373,461	$365,431
Less: allowance for doubtful accounts	(112,814)	-
Accounts receivable, net	$2,260,647	$365,431

93

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

6.	INVENTORIES

Inventories consist of the following:

	As of December 31,
	2010	2009

Raw materials	$1,393,841	$400,506
Work in progress	42,161	97,405
Finished goods	816,489	191,627
Packing materials and others	181,523	158,321

Inventories	$2,434,014	$847,859

For the years ended December 31, 2010 and 2009, the Company recorded no allowance for slow-moving and obsolete inventories.

7.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of December 31,
	2010	2009

Prepayments to equipment vendors	$-	$633,366
VAT receivable	-	539,489
Advances to employees	46,472	55,600
Advance to a third party	60,246	89,352
Other receivables	3,932	3,802
	$110,650	$1,321,609

8.	LAND USE RIGHTS

Land use rights consisted of the following:

	As of December 31,
	2010	2009

Land use rights	$503,962	$503,962
Less: accumulated amortization	(19,367)	(12,050)
Less: foreign translation difference	20,499	3,785
Land use rights, net	$505,094	$495,697

Amortization expense for the years ended December 31, 2010 and 2009 was $7,317 and $7,246, respectively and recorded in cost of revenue.

94

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

At December 31, 2010, the estimated annual amortization expense on the land use rights in the next five years and thereafter is as follows:

Year ending December 31:
2011	$7,501
2012	7,501
2013	7,501
2014	7,501
2015	7,501
Thereafter	467,589
Total:	$505,094

9.	PROPERTIES, PLANT AND EQUIPMENT

Properties, plant and equipment consist of the following:

	As of December 31,
	2010	2009

Building	$6,148,384	$6,063,297
Plant and machinery	22,374,476	21,218,597
Furniture, fittings and office equipment	59,047	45,505
Motor vehicles	78,005	78,005
Construction in progress	-	36,252
Foreign translation difference	1,093,449	122,973
	29,753,361	27,564,629
Less: accumulated depreciation	(3,218,665)	(1,331,513)
Less: foreign translation difference	(93,783)	(716)
	$26,440,913	$26,232,400

Depreciation expense for the years ended December 31, 2010 and 2009 was $1,980,080 and $1,254,520, which included $1,940,155 and $1,090,474 in cost of revenue, respectively.

The Company was approved by the local government to construct a new manufacturing facility for the manufacture of polyester film products in Yunmeng City, Hubei Province, the PRC. The construction project was completed and fully operated in 2009.

95

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

10.	SHORT-TERM BANK BORROWINGS

Short-term bank borrowings consist of the following:

		As of December 31,
		2010	2009
Payable to financial institutions in the PRC:

Secured, equivalent to RMB14,000,000, due July 20, 2010, effective interest rate of 5.841% per annum, payable monthly	(a)	$-	$2,047,622

Unsecured, equivalent to RMB6,000,000, due January 18, 2010, effective interest rate of 4.86% per annum, payable monthly		-	994,559

Secured, equivalent to RMB14,000,000, due September 18, 2011, effective interest rate of 5.898% per annum, payable monthly	(a)	2,117,426	-
Total short-term bank borrowings		$2,117,426	$3,042,181

(a)   These borrowings were collateralized by certain land use rights owned by a related company, Xin Nanyang and guaranteed by Mr. Wu Kunqing, the director of Shihong and Mr. Zhian Zhang, the director of the Company.

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

	As of December 31,
	2010	2009

Trade payable	$189,919	$211,672
Accrued operating expenses	412,211	205,153
Accrued salaries and welfare expenses	522,298	52,405
Payable to construction contractors	377,732	1,586,980
VAT payable	389,594	-
Other payables	181,494	315
	$2,073,248	$2,056,525

12.	BILLS PAYABLE

For the year ended December 31, 2010, the Company obtained an import facility with the Bank of China to purchase raw materials from its overseas vendor, which carries an interest at Bank of China Benchmark Lending Rate plus 300 basic points, payable upon maturity and repayable on May 30, 2011. The facility is collateralized by $831,846 restricted cash and hedged by a forward foreign exchange contract with a notional value of $834,055. As of December 31, 2010, bills payable amounted to $821,071.

The Bank of China Benchmark Lending Rate is 5.10% per annum for the year ended December 31, 2010.

96

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

13.	AMOUNT DUE TO A DIRECTOR

As of December 31, 2010 and 2009, the amount represented temporary advances made by Mr. Yang Yongsheng, the director of the Company, which was unsecured, interest-free and repayable on demand.

14.	LONG-TERM BANK BORROWINGS

Long-term bank borrowings consist of the following:

		As of December 31,
		2010	2009

Payable to financial institutions in the PRC, secured:

Equivalent to RMB64,000,000 (2009: RMB74,000,000), due May 28, 2011, effective interest rate at 5.76% (2009: 6.585%) per annum, payable monthly	(a)	$9,679,664	$10,823,144

Equivalent to RMB20,000,000, due January 6, 2012, effective interest rate at 7.83% per annum, payable monthly	(b)	-	2,925,174

Equivalent to RMB30,000,000, due April 1, 2012, effective interest rate at 5.40% per annum, payable monthly	(c)	4,537,342	-
		14,217,006	13,748,318
Less: current portion		(9,679,664)	(2,047,622)
Long-term bank borrowings, non-current portion		$4,537,342	$11,700,696

(a) The borrowing was collateralized by the land use rights of the Company with its carrying value of $505,094 (2009: $495,697) and certain property, plant and equipment with the aggregate carrying value of $22,129,266 (2009: $22,942,777).

(b)  The borrowing was collateralized by certain land use rights owned by a related company, Xin Nanyang, In October 2010, the Company made the early repayment in full.

(c) The borrowing was collateralized by certain land use rights and properties owned by a related company, Shihong.

Future maturities of long-term bank borrowings as of December 31, 2010 are as follows:

Year ending December 31:
2011	$9,679,664
2012	4,537,342

Total:	$14,217,006

15.	STOCKHOLDERS’ EQUITY

On November 15, 2010, the Company received the additional capital contribution of $1,807,365 by its former holding company, in accordance with the capital contribution requirement under the Article of Memorandum of YDIC, a wholly-owned subsidiary of the Company.

On April 30, 2011, the Company entered into a stock exchange transaction and issued a total of 58,400,000 shares of common stock, for the purpose of re-domiciling BVI as a Nevada corporation in the United States.

97

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Pursuant to stock exchange transaction on April 30, 2011, the weighted average number of common shares issued and outstanding of 58,400,000 shares was adjusted to account for the effects of the stock exchange transaction as re-domiciling Expressco as a Nevada corporation as fully described in Note 1, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

At the date of this report, the Company had a total of 58,400,000 shares of its common stock issued and outstanding.

16.	INCOME TAXES

For the years ended December 31, 2010 and 2009, the local (United States) and foreign components of income (loss) before income taxes were comprised of the following:

	Years ended December 31,
	2010	2009
Tax jurisdiction from:
– Local	$-	$-
– Foreign	5,739,093	(4,099,563)
Income (loss) before income taxes	$5,739,093	$(4,099,563)

The provision for income taxes consisted of the following:

	Years ended December 31,
	2010	2009
Current:
– Local	$-	$-
– Foreign	289,905	-

Deferred:
– Local	-	-
– Foreign	902,097	(787,595)
Income tax expense (benefit)	$1,192,002	$(787,595)

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America.

British Virgin Island

Under the current BVI law, Expressco is not subject to tax on its income.

Hong Kong

HLEL is subject to Hong Kong Profits Tax at the income tax rate of 16.5% on its assessable income for the years ended December 31, 2010 and 2009, respectively.

98

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The PRC

The Company generated substantially its income from its operating subsidiary in the PRC and is subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25%. A reconciliation of income tax rate to the effective income tax rate for the years ended December 31, 2010 and 2009 is as follows:

	Years ended December 31,
	2010	2009

Income (loss) before income taxes	$5,739,093	$(4,099,563)
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	1,434,773	(1,024,891)

Effect of non-taxable items	(361,424)	(399)
Effect of non-deductible items	118,653	237,695

Income tax expense (benefit)	$1,192,002	$(787,595)

The following table sets forth the significant components of the aggregate net deferred tax assets and liabilities of the Company as of December 31, 2010 and 2009:

	As of December 31,
	2010	2009
Deferred tax assets:
Net operating loss carried forwards	$-	$808,608

Deferred tax liabilities:
Provisions and accrued liabilities	$88,700	$-

As of December 31, 2010, the Company generated its operating profit to offset against the cumulative net operating loss carried forwards available in the prior years. The deferred tax assets were fully realized accordingly.

17. SEGMENT INFORMATION

An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the Chief Operating Decision Maker ("CODM") in deciding how to allocate resources. The CODM, as defined by ASC Topic 280, is the Company's President and Chief Executive Officer ("CEO").

The Company operates in a single business segment that includes the design, development and manufacture of packaging film products with a mixed range of types and textures. A variety of packaging films products is centrally manufactured using the similar production process at its single manufacturing facility located in the PRC. The Company also pursues similar marketing strategies to distribute its products principally within the PRC, which are organized by a single management team to review and assess the operating results.

For the years ended December 31, 2010 and 2009, the Company operates in one reportable business segment in the PRC, consisting of different products as below:

	Years ended December 31,
	2010	2009
Revenue made to external customers, by products:
Metallizable base film (without aluminum plating)	$26,055,508	$7,583,558
Transfer base film	3,878,445	221,046
Metallizable film (with aluminum plating)	3,510,060	-
Others	2,561,661	880,141

	$36,005,674	$8,684,745

18.	RELATED PARTY TRANSACTIONS

(i)         Balances with related parties

		As of December 31,
		2010	2009
Current:
Demand notes payable, secured, interest-bearing and repayable on April 20, 2011	(a)	$4,234,853	$1,974,492

Temporary advances, unsecured, interest-free and repayable on demand	(b)	948,366	9,518,606
Subtotal, current portion		5,183,219	11,493,098
Non-current:
Notes payable, unsecured	(c)	4,537,342	2,080,095
Total:		$9,720,561	$13,573,193

99

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(a) For the year ended December 31, 2010, the Company obtained a banking facility with a local bank, Hankou Bank of $4.2 million, which is collateralized by $1.3 million restricted cash with the bank and certain land use rights owned by a related company, Shihong. The note is drawn against the bank in a form of 6-month bill payable to Shihong, repayable on April 20, 2011. The note bears the administrative fee equal to 110% of Bank of China Benchmark Lending Rate. As of December 31, 2010, the note payable totaled $4,234,853 and was subsequently repaid in full upon the maturity.

For the year ended December 31, 2009, the Company obtained a banking facility with Bank of China and China Citic Bank of $0.8 million and $1.2 million, respectively, which is collateralized by $2.0 million restricted cash with the banks. The notes are drawn against the banks in a form of 6-month bill payable to Shihong, repayable on March 8, 2011 and March 14, 2011, respectively. The notes bear the administrative fee equal to 110% of Bank of China Benchmark.

The Bank of China Benchmark Lending Rate is 5.10% and 4.86% per annum for the years ended December 31, 2010 and 2009, respectively.

(b) These temporary advances are made to the Company by a related companies, Shihong, Xin Nanyang and Changxing for its working capital purpose, which are unsecured, interest-free and repayable on demand. Imputed interest is calculated at an average market rate of 5% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $436,000 and $705,000 for the years ended December 31, 2010 and 2009, respectively.

(c) For the year ended December 31, 2010, the Company received an unsecured note payable due to a related company, Shihong, which is unsecured, interest-free and matures on November 30, 2015. Imputed interest is calculated at an average market rate of 5% per annum on the amount due and $37,000 imputed interest recorded as additional paid-in capital for the year ended December 31, 2010.

For the year ended December 31, 2009, the Company received an unsecured note payable due to a related company, Xin Nanyang. The note is unsecured, carries at the Bank of China Benchmark Lending Rate, payable monthly and repayable on November 1, 2012. In September 2010, the Company repaid the principal outstanding in full.

(ii)       Significant transactions with related parties during the years were summarized as follows:

		Years ended December 31,
Nature of transactions	Related parties	2010	2009

Sales of raw materials	Shihong	$3,924,051	$294,357
Sales of polyester film products	Shihong and Fushi	789,970	35,958
		4,714,021	330,315

Sub-contracting fee	Changxing	320,451	-
Transportation fee	Shihong	1,001,371	350,480
		1,321,822	350,480

Interest expense	Xin Nanyang	118,869	26,633
Guarantee fee charge	Xin Nanyang	73,834	-
Sales of plant and equipment	Shihong	771,082	-
Cost of construction	Xin Nanyang	$-	$42,003

The related parties are under common control of Mr. Zhian Zhang, the director of the Company. All of these related party transactions are generally transacted in an arm-length basis at the current market value in the normal course of business.

100

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(iii)         Significant non-cash transactions with related parties during the years were summarized as follows:

Security or guarantee given to the Company	Related parties	Aggregate borrowing as of December 31,
		2010	2009

Security over the assets owned by	Shihong	$7,562,237	$-

Security over the assets owned by	Xin Nanyang	2,117,426	4,972,796

Personal guarantee	Mr. Wu Kunqing and Mr. Zhian Zhang	$2,117,426	$2,047,622

19.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company’s subsidiary in the PRC are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. YDIC is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $97,404 and $42,145 for the years ended December 31, 2010 and 2009, respectively.

20.	STATUTORY RESERVE

Under the PRC Law, the Company’s subsidiary in the PRC is required to make appropriation to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the years ended December 31, 2010 and 2009, the Company made an appropriation of $86,972 and $0 to statutory reserve, respectively.

21.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)         Major customers

For the year ended December 31, 2010, there was no single customer who accounted for 10% or more of the Company’s revenues.

101

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the year ended December 31, 2009, the customer who accounted for 10% or more of the Company’s revenues and its outstanding balance as at year-end date, are presented as follows:

		Year ended December 31, 2009		December 31, 2009
		Revenues	Percentage of revenues	Accounts receivable

Customer A		$2,312,485	27%	$-
Customer B		1,114,373	13%	-

	Total:	$3,426,858	40%	$-

(b)         Major vendors

For the year ended December 31, 2010, there was a single vendor, who accounted for 69% of the Company’s purchase amounting to $18,841,080, with $0 of accounts payable.

For the year ended December 31, 2009, there was a single vendor, who accounted for 86% of the Company’s purchase amounting to $7,633,147, with $0 of accounts payable.

(c)         Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)         Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from notes and bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates.

(e)         Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company mitigates a portion of the fluctuations in certain foreign currencies through the purchase of foreign currency forward contracts. The contracts are primarily denominated in RMB, typically have maturities of less than six months and require an exchange of foreign currencies for US$ at maturity of the contracts at rates agreed to at inception of the contracts.

102

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(f)         Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

22.	COMMITMENTS AND CONTINGENCIES

(a)         Capital commitment

As of December 31, 2010, the Company is committed to the future contingent payments of approximately $1.16 million on the purchase of new plant and equipment in the next twelve months.

(b)         Standby letter of credit

In March 2010, the Company obtained a standby letter of credit with the Bank of China for the maximum limit of $3.78 million (equivalent to RMB25 million), in a term of 1 year, due on March 10, 2011, for the purchase of raw materials in the normal course of business from its overseas vendors. The standby letter of credit is collateralized by $1 million restricted cash with the bank and certain land use rights and properties owned by its related party, Shihong. As of December 31, 2010, the Company issued $2.3 million (equivalent to RMB15.3 million) standby letter of credit.

(c)         Forward foreign exchange contract

As of December 31, 2010, the Company has one forward foreign exchange contract outstanding which is matured in May 2011, with a notional value of $834,055. Change in the fair value of the contract is considered insignificant for the year ended December 31, 2010.

103

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

23.	RESTATEMENT TO REFLECT CORRECTION OF ERRORS

The Company has determined that its previously issued consolidated financial statements for the years ended December 31, 2010 and 2009 contained errors. The Company noted an error related to the presentation of non-cash items on construction in progress in 2010 and non-cash items on property, plant and equipment in 2009 which affected cash flows from operating activities and cash flows from investing activities. The Company has corrected this error in the accompanying consolidated statements of cash flows for the years ended December 31. 20 I 0 and 2009, as below:

	As reported December 31, 2010	As restated December 31, 2010	Effect of changes
Cash flows from operating activities:
Net income (loss)	$4,547,091	$4,547,091
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(52,070)	1,180,165	1,232,235

Net cash provided by (used in) operating activities	7,191,764	8,423,999

Cash flows from investing activities:
Payments on construction in progress	-	(1,232,235)	(1,232,235)

Net cash used in investing activities	(1,370,567)	(2,602,802)

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Construction in progress transfer to property, plant and equipment	$1,528,194	$36,565

	As reported December 31, 2009	As restated December 31, 2009	Effect of changes
Cash flows from operating activities:
Net income (loss)	$(3,311,968)	$(3,311,968)
Changes in operating assets and liabilities:
Prepayments and other current assets	(1,159,842)	(526,819)	633,023

Net cash provided by (used in) operating activities	(5,077,971)	(4,444,948)

Cash flows from investing activities:
Purchase of property, plant and equipment	(144,755)	(777,778)	(633,023)

Net cash used in investing activities	(2,046,018)	(2,679,041)

24.	SUBSEQUENT EVENTS

 In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2010 up through the date the Company issued the audited consolidated financial statements on February 13, 2012. During the period, the Company has the following material recognizable subsequent events.

(a) On March 29, 2011, the Company through HLEL acquired all of the equity shares of YDIC. Upon the consummation of the acquisition, YDIC became a wholly-owned subsidiary of HLEL.

(b) On April 30, 2011, the Company entered into a stock exchange transaction with the shareholders of Expressco Investment Holdings Limited (“Expressco”), hereby the Company issued 58,400,000 shares of common stock in exchange for 100% of the ownership interest in Expressco, for the purpose of re-domiciling Expressco as a Nevada corporation in the United States.

104

CHINA FILMS TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,501,861	$2,614,256
Restricted cash	4,910,721	3,103,035
Time deposit	1,640,164	-
Accounts receivable, net	5,483,905	2,260,647
Advances to suppliers	5,067,972	2,242,058
Inventories	2,604,356	2,434,014
Prepayments and other current assets	452,231	110,650
Total current assets	25,661,210	12,764,660

Non-current assets:
Land use rights, net	515,852	505,094
Property, plant and equipment, net	28,908,584	26,440,913
TOTAL ASSETS	$55,085,646	$39,710,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$27,336,062	$2,117,426
Accounts payable and accrued liabilities	1,398,022	2,073,248
Bills payable	-	821,071
Advances from customers	1,442,721	1,929,320
Current portion of long-term bank borrowings	4,686,182	9,679,664
Current portion of obligation under finance lease	1,859,813	-
Amounts due to related parties	3,753,454	5,183,219
Amount due to a director	-	10,634
Income tax payable	716,939	297,226
Deferred tax liabilities	91,610	88,700
Total current liabilities	41,284,803	22,200,508

Long-term liabilities:
Notes payable, related parties	-	4,537,342
Long-term bank borrowings	-	4,537,342
Obligation under finance lease	2,975,622	-

Total liabilities	44,260,425	31,275,192

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 58,400,000 shares issued and outstanding, respectively	5,840	5,840
Additional paid-in capital	7,035,872	6,963,872
Statutory reserve	86,972	86,972
Accumulated other comprehensive income	602,491	291,935
Retained earnings	3,094,046	1,086,856
Total stockholders’ equity	10,825,221	8,435,475
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,085,646	$39,710,667

See accompanying notes to condensed consolidated financial statements.

105

CHINA FILMS TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for the number of shares)

(Unaudited)

	Nine months ended September 30,
	2011	2010

Revenues, net
- Related parties	$5,222,665	$1,914,703
- Non related parties	35,054,610	24,220,308

Total revenue, net	40,277,275	26,135,011

Cost of revenue (inclusive of depreciation)
- Related parties	1,164,887	884,991
- Non related parties	33,293,993	21,012,349
Gross profit	5,818,395	4,237,671

Operating expenses:
Sales and marketing	147,773	114,740
General and administrative	1,615,308	899,592

Total operating expenses	1,763,081	1,014,332

Income from operations	4,055,314	3,223,339

Other income (expense):
Other income	8,563	-
Subsidy income	-	1,437,709
Interest income	488,506	39,777
Imputed interest on loan payable to related parties	(72,000)	(371,000)
Interest expense	(1,767,737)	(1,098,713)

Income before income taxes	2,712,646	3,231,112

Income tax expense	(705,456)	(625,132)

NET INCOME	$2,007,190	$2,605,980

Other comprehensive income:
- Foreign currency translation gain	310,556	82,173

COMPREHENSIVE INCOME	$2,317,746	$2,688,153

Net income per share – Basic and diluted	$0.03	$0.04

Weighted average commons stock outstanding – Basic and diluted	58,400,000	58,400,000

See accompanying notes to condensed consolidated financial statements.

106

CHINA FILMS TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$2,007,190	$2,605,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,620,499	1,465,665
Loss on disposal of property, plant and equipment	-	59,034
Deferred tax benefit	-	625,132
Imputed interest on loan payable to related parties	72,000	371,000
Changes in operating assets and liabilities:
Accounts receivable, trade	(3,098,661)	(898,306)
Advances to suppliers	58,392	(1,512,782)
Inventories	(89,049)	(594,269)
Prepayments and other current assets	(332,538)	660,142
Accounts payable and accrued liabilities	3,750,389	1,111,040
Bills payable	(834,422)	-
Advances from customers	(541,080)	1,478,242
Income tax payable	403,397	-
Net cash provided by operating activities	3,016,117	5,370,878

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,367,479)	(1,447,194)
Proceeds from disposal of property, plant and equipment	-	766,823
Payments on construction in progress	-	(993,273)
Net cash used in investing activities	(3,367,479)	(1,673,644)

Cash flows from financing activities:
Changes in restricted cash	(1,678,572)	(1,694,236)
Net proceeds from finance lease	4,757,983	-
Net proceeds from (payment on) short-term bank borrowings	16,062,072	(997,594)
(Repayment on) proceeds from long-term bank borrowings	(9,837,058)	2,640,690
Repayment to related parties	(6,185,288)	(381,690)
Repayment to a director	(10,807)	(11,157)
Net cash provided by (used in) financing activities	3,108,330	(443,987)

Effect of exchange rate changes in cash and cash equivalents	130,637	77,043

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,887,605	3,330,290

BEGINNING OF PERIOD	2,614,256	942,992

END OF PERIOD	$5,501,861	$4,273,282

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$302,059	$-
Cash paid for interest	$1,767,737	$1,098,713

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Construction in progress transfer to property, plant and equipment	$-	$36,363

See accompanying notes to condensed consolidated financial statements.

107

CHINA FILMS TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Common stock		Additional paid-in capital	Statutory	Accumulated other comprehensive income	Retained earnings	Total
	No. of share	Amount		reserve			stockholders’ equity

Balance as of January 1, 2011	58,400,000	$5,840	$6,963,872	$86,972	$291,935	$1,086,856	$8,435,475

Imputed interest	-	-	72,000	-	-	-	72,000
Net income for the period	-	-	-	-	-	2,007,190	2,007,190
Foreign currency translation adjustment	-	-	-	-	310,556	-	310,556
	58,400,000	$5,840	$7,035,872	$86,972	$602,491	$3,094,046	$10,825,221
Balance as of September 30, 2011

See accompanying notes to condensed consolidated financial statements

108

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the consolidated balance sheet as of December 31, 2010 which has been derived from audited consolidated financial statements and these unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended September 30, 2011 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2011 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements of China Films Technology Inc. for the years ended December 31, 2010 and 2009.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

China Films Technology Inc. (“the Company”) was incorporated in the State of Nevada on April 8, 2011.

The Company, through its subsidiaries, is principally engaged in the sale and production of packaging film products with the principal place of business in Yunmeng County Economic & Technological Development Zone of Hubei Province, the PRC.

The Company and its subsidiaries are hereinafter collectively referred to as (“the Company”).

NOTE 3 – GOING CONCERN UNCERTAINITIES

The accompanying condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of September 30, 2011, the Company experienced a working capital deficit of $15,623,593. The continuation of the Company as a going concern through September 30, 2012 is dependent upon the continuing financial support from its shareholders or external borrowings. Management believes the existing shareholders will provide the additional cash to meet the Company’s obligations as they become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

109

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

 NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Use of estimates

In preparing these condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances and transactions between the Company and its subsidiaries have been eliminated upon consolidation.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Restricted cash

The Company maintains restricted cash accounts held with several financial institutions in the PRC, which are pledged as collateral for certain banking facilities, such as 6-month bills payable, short-term demand notes payable and standby letter of credit that will be expired or matured in the next twelve months.

Time deposit

Time deposit is held by an investment company in the PRC with original maturities of six months at a rate of 10% per annum.

Accounts receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments.

As of September 30, 2011 and December 31, 2010, the allowance of doubtful accounts was $116,515 and $112,814, respectively.

110

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Inventories

Inventories consist primarily of raw materials, work-in-progress and finished goods of polyester films and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Costs include material, direct labor and manufacturing overhead costs. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the nine months ended September 30, 2011 and 2010, the Company did not record an allowance for obsolete inventories, nor have there been any write-offs.

Advances to suppliers and advances from customers

The Company generally makes advanced payments to suppliers for materials, or receives advanced payments from customers in the normal course of business. Advances to suppliers are recorded when payment is made by the Company and relieved against inventory when goods are received. The advance payments to suppliers may include provisions that set the purchase price and delivery date of raw materials. Advances from customers are recognized in revenue when delivery has occurred. Both advances to suppliers and advances from customers are interest free and unsecured.

Land use rights

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, the Company’s land purchases in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreement on a straight-line basis, which is 70 years and will expire in 2078.

Amortization expense for the nine months ended September 30, 2011 and 2010 was $5,717 and $5,457, respectively.

The estimated amortization expense on the land use right in the next five years and thereafter is as follows:

Year ending September 30:
2012	$7,747
2013	7,747
2014	7,747
2015	7,747
2016	7,747
Thereafter	477,117

Total:	$515,852

111

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Properties, plant and equipment

Properties, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Expected useful life	Residual value
Buildings	20 years	2%
Plant and machinery	13 years	2%
Furniture, fittings and office equipment	3-5 years	2%
Motor vehicles	4 years	2%

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expense for the nine months ended September 30, 2011 and 2010 was $1,614,782 and $1,460,208, respectively.

Finance leases

Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as finance leases. Substantially all of the risks or benefits of ownership are deemed to have been transferred if any one of the four criteria is met: (i) transfer of ownership to the lessee at the end of the lease term, (ii) the lease containing a bargain purchase option, (iii) the lease term exceeding 75% of the estimated economic life of the leased asset, (iv) the present value of the minimum lease payments exceeding 90% of the fair value. At the inception of a finance lease, the Company as the lessee records an asset and an obligation at an amount equal to the present value of the minimum lease payments. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Company, while the leased asset is depreciated in accordance with the Company’s normal depreciation policy if the title is to eventually transfer to the Company. The periodic rent payments made during the lease term are allocated between a reduction in the obligation and interest element using the effective interest method in accordance with the provisions of Accounting Standards Codification ("ASC") Topic 835-30, “Imputation of Interest”.

Impairment of long-lived assets

In accordance with ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as construction in progress, properties, plant and equipment and land use rights held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of assets to estimated discounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. There has been no impairment charge for the periods presented.

Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

(a)           Sales of products

Revenue from the sale of polyester films is recognized when the products are delivered to and received by the customers, collectability is reasonably assured and the prices are fixed and determinable.

Revenue represents the invoiced value of goods, net of value-added tax (“VAT”). The Company's products that are locally sold in the PRC are subject to VAT which is levied at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

(b)           Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

112

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Comprehensive income or loss

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying condensed consolidated statements of changes in stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income or loss is not included in the computation of income tax expense or benefit.

Income taxes

Income taxes are determined with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the nine months ended September 30, 2011 and 2010, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2011, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts its major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the local and foreign tax authorities.

Net income per share

The Company calculates net income per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the condensed consolidated statements of operations.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying condensed consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries in the PRC maintain their books and record in their local currency, Renminbi Yuan (“RMB”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of changes in stockholders’ equity.

Translation of amounts from the local currency of the Company’s subsidiaries into US$1 has been made at the following exchange rates for the respective period:

	September 30, 2011	September 30, 2010
Period-end RMB: US$1 exchange rate	6.4018	6.6981
Average period RMB: US$1 exchange rate	6.5060	6.8164

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. A summary of related parties are presented as follows:

113

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Name of related parties	Relationship with the Company

Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”)	Controlled by Mr. Zhang Zhian
Hubei Xin Nanyang Property Development Co., Ltd. (“Xin Nanyang”)	Controlled by Mr. Zhang Zhian

Hubei Fushi Material Science And Technology Co., Ltd. (“Fushi”)	Controlled by Mr. Zhang Zhian

Hubei Changxing Packaging Co., Ltd. Metallized Branch Office (“Changxing”)	Controlled by Mr. Zhang Zhian

Hainan Weida Property Development Co., Ltd (“Weida”)	Controlled by Mr. Zhang Zhian

Mr. Wu Kunqing	The director of Fushi

Mr. Zhang Zhian	The director of the Company

Mr. Yang Yongsheng	The director of the Company

114

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the nine months ended September 30, 2011 and 2010, the Company operates in one reportable business segment in the PRC.

Fair value of financial instruments

The carrying value of the Company’s financial instruments include cash, restricted cash, time deposit, accounts receivable, advances to suppliers, prepayments and other current assets, accounts payable, amounts due to related parties and a director, income tax payable, advances from customers, accrued liabilities and other payables. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate at fair values.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of its bills payable, finance lease, short and long-term bank borrowings approximate the carrying amount.

The Company also follows the guidance of ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

·	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

·	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes option-pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

·	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Financial assets measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy as described above was as follows:

As of September 30, 2011:	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$5,501,861	$-	$-	$5,501,861
Restricted cash held by banks	4,910,721	-	-	4,910,721
Time deposit	1,640,164	-	-	1,640,164
Total	$12,052,746	$-	$-	$12,052,746

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

115

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 5. RESTRICTED CASH

Restricted cash consist of the following:

	September 30, 2011	December 31, 2010

Restricted cash under bill payable	$-	$831,846
Restricted cash under bank demand notes	4,842,541	1,270,456
Restricted cash under standby letter of credit	68,180	1,000,733

	$4,910,721	$3,103,035

NOTE 6. SHORT-TERM BANK BORROWINGS, SECURED

Short-term bank borrowings consist of the following:

		September 30, 2011	December 31, 2010

Payable to financial institutions in the PRC:

Demand notes payable to Merchant Bank Corporation
Equivalent to RMB30 million, due October 27, 2011	(a)	$4,686,182	$-
Equivalent to RMB20 million, due November 25, 2011	(a)	3,124,121	-
Equivalent to RMB8 million, due January 8, 2012	(a)	1,249,649	-

Sub-total:		9,059,952	-

Short-term borrowings:
China Citic Bank
Equivalent to RMB14 million (2010: RMB14 million), due September 18, 2011, effective interest rate of 6.5499% (2010: 5.898%) per annum, payable monthly	(b)	$-	$2,117,426

China Post Banking Corporation
Equivalent to RMB5 million, due January 24, 2012, effective interest rate of 7.553% per annum, payable monthly	(c)	781,030	-

Industrial and Commercial Banking Corporation
Equivalent to RMB24 million due March 25, 2012, effective interest rate of 8.2% per annum, payable monthly	(d)	3,748,946	-

Industrial and Commercial Banking Corporation
Equivalent to RMB17 million due December 13, 2011, effective interest rate of 8.2% per annum, payable monthly	(d)	2,655,503	-

Merchant Bank Corporation
Equivalent to RMB22 million, due March 30, 2012, effective interest rate of 6.666% per annum, payable monthly	(e)	3,436,533	-

Merchant Bank Corporation
Equivalent to RMB14 million, due May 4, 2012, effective interest rate of 6.941% per annum, payable monthly	(e)	2,186,885	-

Bank of China
Equivalent to RMB20 million due February 8, 2012, effective interest rate of 6.1% per annum, payable monthly	(f)	3,124,122	-

Bank of China
Equivalent to RMB15 million due March 25, 2012, effective interest rate of 12.2% per annum, payable monthly	(f)	2,343,091	-

Total short-term bank borrowings		$27,336,062	$2,117,426

(a) The Company obtained banking facilities with Merchant Bank Corporation for the aggregate amount of $9 million, which is collateralized by $3.7 million restricted cash with the bank and secured by land use rights and properties owned by Shihong, which is controlled by the director of the Company. The notes are drawn against the bank in a form of 6-month bill. The notes bear the handling fee equal to 0.05% of its note value.

(b) These borrowings were collateralized by land use rights owned by a related company, Hubei Xin Nanyang Property Development Co., Ltd. (“Xin Nanyang”), which is controlled by Mr. Zhang Zhian, the director of the Company and guaranteed by Mr. Wu Kunqing, the director of the Company’s former holding company and Mr. Zhang Zhian, the director of the Company. The borrowings were fully repaid during the nine months ended September 30, 2011.

(c) These borrowings were collateralized by land use rights owned by a related company, Hubei Shihong Material Science And Technology Co., Ltd. (“Shihong”), which is controlled by Mr. Zhang Zhian, the director of the Company.

(d) These borrowings are secured by a lien on the Company’s trade accounts receivable in the PRC.

(e) These borrowings are collateralized by land use rights and properties owned by Shihong.

(f) These borrowings are secured by a lien on the Company’s trade receivable in the PRC and collateralized by land use rights and properties owned by Weida.

116

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 7. OBLIGATION UNDER FINANCE LEASE

During the period ended September 30, 2011, the Company obtained external borrowings under finance lease arrangements on certain operating equipments with an effective interest rate of 7.68% per annum, due through April 15, 2014, with principal and interest payable quarterly.

The obligation under the finance lease is as follows:

September 30, 2011

Finance lease	$4,835,435
Less: current portion	(1,859,813)

Non-current portion	$2,975,622

The maturities of the finance lease obligation for the next three years are as follows:

Years ending September 30:
2012	$2,249,367
2013	2,249,367
2014	1,035,414
Total finance leases obligation	5,534,148
Less: interest	(698,713)

Present value of minimum obligation	$4,835,435

NOTE 8. AMOUNT DUE TO A DIRECTOR

As of December 31, 2010, the amount represented temporary advances made by the director, Mr. Yang of the Company, which was unsecured, interest-free and repayable on demand. The amount was fully repaid during the nine months ended September 30, 2011.

NOTE 9. STOCKHOLDERS’ EQUITY

On April 30, 2011, the Company entered into a stock exchange transaction and issued a total of 58,400,000 shares of common stock, for the purpose of re-domiciling BVI as a Nevada corporation in the United States.

Pursuant to stock exchange transaction on April 30, 2011, the weighted average number of common shares issued and outstanding of 58,400,000 shares was adjusted to account for the effects of the stock exchange transaction as re-domiciling Expressco as a Nevada corporation as fully described in Note 2, for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

At the date of this report, the Company had a total of 58,400,000 shares of its common stock issued and outstanding.

117

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 10. INCOME TAXES

For the nine months ended September 30, 2011 and 2010, the local (United States) and foreign components of income before income taxes were comprised of the following:

	Nine months ended September 30,
	2011	2010
Tax jurisdiction from:
– Local	$-	$-
– Foreign	2,712,646	3,231,112
Income before income taxes	$2,712,646	$3,231,112

The provision for income taxes consisted of the following:

	Nine months ended September 30,
	2011	2010
Current:
– Local	$-	$-
– Foreign	705,456	625,132

Deferred:
– Local	-	-
– Foreign	-	-
Income tax expense	$705,456	$625,132

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: BVI, Hong Kong and the PRC that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America.

British Virgin Island

Under the current BVI law, Expressco is not subject to tax on its income.

Hong Kong

HLEL is subject to Hong Kong Profits Tax at the income tax rate of 16.5% on its assessable income for the periods presented.

The PRC

The Company generated substantially its income from its operating subsidiary in the PRC and is subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China, at a unified income tax rate of 25%. A reconciliation of income tax rate to the effective income tax rate for the nine months ended September 30, 2011 and 2010 is as follows:

	Nine months ended September 30,
	2011	2010

Income before income taxes	$2,712,646	$3,231,112
Statutory income tax rate	25%	25%
Income tax expense at statutory rate	678,162	807,778

Effect of non-taxable items	(16,811)	(359,427)
Effect of non-deductible items	44,105	176,781

Income tax expense	$705,456	$625,132

As of September 30, 2011 and December 31, 2010, the deferred tax liabilities relate to temporary difference from the provisions and accrued liabilities amounting to $91,610 and $88,700, respectively.

118

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 11. SEGMENT INFORMATION

An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the Chief Operating Decision Maker ("CODM") in deciding how to allocate resources. The CODM, as defined by ASC Topic 280, is the Company's President and Chief Executive Officer ("CEO").

The Company operates in a single business segment that includes the design, development and manufacture of packaging film products with a mixed range of types and textures. A variety of packaging films products is centrally manufactured using the similar production process at its single manufacturing facility located in the PRC. The Company also pursues similar marketing strategies to distribute its products principally within the PRC, which are organized by a single management team to review and assess the operating results.

For the nine months ended September 30, 2011 and 2010, the Company operates in one reportable business segment in the PRC, consisting of different products as below:

	Nine months ended September 30,
	2011	2010
Revenue made to external customers, by products:
Metallizable base film (without aluminum plating)	$12,393,511	$19,026,865
Transfer base film	14,346,631	1,967,874
Metallizable film (with aluminum plating)	5,106,968	1,625,914
Others	3,207,500	1,599,655
	$35,054,610	$24,220,308

NOTE 12. RELATED PARTY TRANSACTIONS

(i) Balances with related parties

		September 30, 2011	December 31, 2010

Current:
Notes payable, secured, interest-bearing and
- repayable on March 15, 2012	(a)	$3,436,533	$-
- repayable on April 20, 2011	(a)	-	4,234,853

Temporary advances, unsecured, interest-free and repayable on demand	(b)	316,921	948,366

Subtotal, current portion		3,753,454	5,183,219
Non-current:
Notes payable to Shihong, unsecured	(c)	-	4,537,342
Total amounts due to related parties		$3,753,454	$9,720,561

(a)      The Company obtained banking facilities with a local bank, Hankou Bank for the aggregate amount of $3.4 million, which is collateralized by $1.1 million restricted cash with the bank and guaranteed by a related company, Shihong which is controlled by the director of the Company. The notes are drawn against the bank in a form of 6-month bill payable to Shihong, repayable on March 15, 2012. The notes bear the handling fee equal to 110% of Bank of China Benchmark Lending Rate. The Bank of China Benchmark Lending Rate is 6.10% per annum as of September 30, 2011.

(b)       These temporary advances are made to the Company by related companies, Shihong and Xin Nanyang which are controlled by the director of the Company for its working capital purpose. The amounts were unsecured, interest-free and repayable on demand. Imputed interest is calculated at an average market rate of 5.75% (2010: 5.1%) per annum on the amount due. Total imputed interest recorded as additional paid-in capital totaling $10,000 and $371,000 for the nine months ended September 30, 2011 and 2010, respectively.

(c)           The Company received an unsecured note payable due to a related company, Shihong which is controlled by the director of the Company that is unsecured, interest-free and matures on November 30, 2015. Imputed interest is calculated at an average market rate of 5% per annum on the amount due and $62,000 imputed interest recorded as additional paid-in capital for the nine months ended September 30, 2011. The note was fully repaid during the nine months ended September 30, 2011.

119

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

(ii) Significant transactions with related parties during the nine months ended September 30, 2011 were summarized as follows:

		Nine months ended September 30,
Nature of transactions	Related parties	2011	2010

Sales of raw materials	Shihong and Changxing	$4,970,400	$1,914,703
Sales of polyester film products	Shihong and Fushi	252,265	-
		5,222,665	1,914,703

Sub-contracting fee	Changxing	446,452	167,932
Transportation fee	Shihong	718,435	717,059
		1,164,887	884,991

Interest expense	Xin Nanyang	-	110,085
Interest income	Shihong	336,489	-
Purchase of plant and equipment	Shihong	2,619,471	-
Sales of plant and equipment	Shihong	$-	$766,823

The related parties are under common control of Mr. Zhian Zhang, the director of the Company. All of these related party transactions are generally transacted in an arm-length basis at the current market value in the normal course of business.

(iii) Significant non-cash transactions with related parties during the periods were summarized as follows:

Security or guarantee given to the Company	Related parties	Aggregate borrowing as of September 30, 2011

Security over the assets owned by	Shihong	$18,744,666
Security over the assets owned by	Weida	$5,467,213

		$24,211,879

NOTE 13. CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a) Major customers

For the nine months ended September 30, 2011, the customer who accounted for 10% or more of the Company’s revenues and its outstanding balance as at period-end dates, are presented as follows:

		Nine months ended September 30, 2011			September 30, 2011
Customers		Revenues	Percentage of revenues		Accounts receivable

Customer A		$5,110,922	13%		$-
Customer B		4,757,991	12%		533,238

	Total:	$9,868,913	25%	Total:	$533,238

For the nine months ended September 30, 2010, there was a single customer who accounted for 12% of the Company’s revenues amounting to $3,045,552 with $0 of accounts receivable.

120

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

(b) Major vendors

For the nine months ended September 30, 2011 and 2010, the vendor who accounted for 10% or more of the Company’s purchases and its outstanding balance as at period-end dates, are presented as follows:

		Nine months ended September 30, 2011			September 30, 2011
Vendors		Purchases	Percentage of purchases		Accounts payable

Vendor A		$14,268,621	46%		$-
Vendor B		4,185,244	14%		-

	Total:	$18,453,865	60%	Total:	$-

		Nine months ended September 30, 2010			September 30, 2010
Vendors		Purchases	Percentage of purchases		Accounts payable

Vendor A		$12,283,202	68%		$-
Vendor C		2,347,316	13%		-

	Total:	$14,630,518	81%	Total:	$-

(c) Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)           Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from notes and bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates.

(e) Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company mitigates a portion of the fluctuations in certain foreign currencies through the purchase of foreign currency forward contracts. The contracts are primarily denominated in RMB, typically have maturities of less than nine months and require an exchange of foreign currencies for US$ at maturity of the contracts at rates agreed to at inception of the contracts.

(f) Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

121

CHINA FILMS TECHNOLOGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 14. COMMITMENTS AND CONTINGENCIES

(a) Capital commitment

As of September 30, 2011, the Company is committed to the future contingent payments of approximately $0.9 million on the purchase of new plant and equipment in the next twelve months.

(b) Unused credit facility

The Company obtained a credit facility from Bank of China with the maximum limit of $6.25 million (equivalent to RMB40 million), in a term of 1 year, expiry on May 9, 2012. Advances under this credit facility are secured by land use rights and properties owned by Weida. As of September 30, 2011, the unused credit facility was $0.78 million (equivalent to RMB5 million).

NOTE 15. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued and filed with this registration statement on Form S-1, filed February 13, 2012 . There were no subsequent events that required recognition or disclosure.

122

CHINA FILMS TECHNOLOGY INC.

5,400,000 Shares of Common Stock

 You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until a date which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is __________, 2012

123

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The approximate costs of the issuance and distribution of the securities to be registered are as follows:

Expenditure Item	Amount
Costs of drafting Prospectus, including legal opinion and audit	$35,000
SEC Registration and Blue Sky Registration	$5,000
Printing Costs and Miscellaneous Expenses	2,750
Total	$42,750

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law, or (d) is required to be made pursuant to our Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Our Bylaws provide that no advance shall be made by us to our officers except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

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RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities since April 8, 2011, without registering such securities under the Securities Act of 1933, as amended.

On April 30, 2011, China Films Technology Inc. and Expressco Investment Holding Ltd. and its shareholders entered into a Share Exchange Agreement (“Share Exchange”) in which China Films Technology Inc. acquired all the capital stock of Expressco Investment Holding Ltd.  As a result of the Share Exchange, shareholders of Expressco Investment Holding Ltd. became shareholders of China Films Technology Inc., holding a total of 58,400,000 Shares of Common Stock of China Films Technology Inc.  Expressco Investment Holding Ltd. became a wholly owned subsidiary of China Films Technology Inc.

Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising.  No underwriters were used, and no commissions were paid. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.  Each purchaser represented to us that he or she was purchasing the securities for his or her own account and not for the account of any other persons.  Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. No commissions or finder’s fees were paid by the Company in connection with the issuance of these shares.

The table below sets forth the information regarding securities issued by us within the past three years that were not registered under the Securities Act. All of the sales below were made in reliance on the exemption provided in Regulation S.  In connection with the sales under Regulation S, these securities were issued in offshore transactions to persons who are not U.S. Persons as defined by Regulation S under the Securities Act of 1933 and there were no directed selling efforts made in the United States.  In connection with the sale under Section 4(2) of the Securities Act, the sales were made to accredited investors and there was no general solicitation. Also included is the consideration, if any, received by us for such shares, and information relating to the section of the Securities Act, or rule of the SEC, under which an exemption from registration was based.

Names of Beneficial Owner	Date of Purchase	No. of Shares Purchased Before the Offering	Issuance Exemption
Zexiang Wang	April 30, 2011	749,856	Reg S
Ling Yang	April 30, 2011	749,856	Reg S
Xu Tang	April 30, 2011	499,904	Reg S
Yougao Jiang	April 30, 2011	600,352	Reg S
Yu Jiang	April 30, 2011	600,352	Reg S
Kon Ki Lo	April 30, 2011	1,259,104	Reg S
Ming Cheung	April 30, 2011	719,488	Reg S
Kam Fai Chan	April 30, 2011	1,168,000	Reg S
Kan Cheung	April 30, 2011	297,840	Reg S
Chun Hin, Jason Kong	April 30, 2011	149,504	Reg S
Magellan Global Fund	April 30, 2011	2,279,936	Reg S
Rongsu Huang	April 30, 2011	1,199,536	Reg S
Giona Investments Limited	April 30, 2011	2,484,336	Reg S
Gatsberg Limited	April 30, 2011	2,484,336	Reg S
Lindenberg Investments Limited	April 30, 2011	2,484,336	Reg S
Pierre Investments Limited	April 30, 2011	2,484,336	Reg S
Richzone Asia Limited	April 30, 2011	2,484,336	Reg S
Zhian Zhang	April 30, 2011	12,600,384	Reg S
Yongzhong Zhang	April 30, 2011	2,700,416	Reg S
Keng Swee Goh	April 30, 2011	100,448	Reg S
Aihong Peng	April 30, 2011	2,700,416	Reg S
Zhaojun Yang	April 30, 2011	1,799,888	Reg S
Xintao Fang	April 30, 2011	1,799,888	Reg S
Fenglin Chu	April 30, 2011	1,799,888	Reg S
Yongsheng Yang	April 30, 2011	1,799,888	Reg S
Zhaohui Fan	April 30, 2011	2,400,240	Reg S
Jie Zhang	April 30, 2011	2,400,240	Reg S
Yanhong Huang	April 30, 2011	900,528	Reg S
Dong Zhang	April 30, 2011	600,352	Reg S
Dehai Luan	April 30, 2011	600,352	Reg S
Airong Xu	April 30, 2011	600,352	Reg S
Jinzhong Wang	April 30, 2011	600,352	Reg S
Honggang Dai	April 30, 2011	600,352	Reg S
Chia Ping Chin	April 30, 2011	499,904	Reg S
Fang Wang	April 30, 2011	600,352	Reg S
Jia Zeng	April 30, 2011	600,352	Reg S

Total Shares Issued and Outstanding Before the Offering		58,400,000

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included with this registration statement:

Exhibit No.	Description
2.1	Share Exchange Agreement	Previously filed
3.1	Articles of Incorporation	Previously filed
3.2	Bylaws	Previously filed
4.1	Specimen of Common Stock Certificate	Previously filed
5.1	Legal Opinion & Consent of Thompson Hine LLP	Filed herewith
10.1	Short Form Instrument of Transfer	Previously filed
10.2	Bought and Sold Notice	Previously filed
10.3	Employment Agreement between the Company and Zhian Zhang	Filed herewith
10.4	Employment Agreement between the Company and YongSheng Yang	Filed herewith
10.5	Employment Agreement between the Company and KengSwee Goh	Filed herewith
21.1	List of Subsidiaries of Registrant	Previously filed
23.1	Consent of HKCMCPA Company Limited, Certified Public Accountants	Filed herewith
23.2	Consent of Thompson Hine LLP (included in Exhibit 5.1)	Filed herewith
23.3	Consent of Peking Dacheng (Shenzhen) Offices	Filed herewith

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(b) If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)

Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Hubei Province, People’s Republic of China on February 13, 2012.

CHINA FILMS TECHNOLOGY INC.

By:	/s/ Yongsheng Yang
Name:	Yongsheng Yang
Title:	Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date:	February 13, 2012	By:	/s/ Yongsheng Yang
		Name:	Yongsheng Yang
		Title:	Chief Executive Officer and Director

Date:	February 13, 2012	By:	/s/ Zhian Zhang
		Name:	Zhian Zhang
		Title:	Chairman of the Board

Date:	February 13, 2012	By:	/s/Keng Swee Goh
		Name:	Keng Swee Goh
		Title:	Principal Accounting Officer, Chief Financial Officer and Director

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